As Filed with the Securities and Exchange Commission on October __, 2006

                                                  Registration No. 333-[_______]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                    AVP, INC.
              (Exact name of Small Business Issuer in its charter)

          DELAWARE                         7941                  98-0142664
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. employer
     of incorporation or        Classification Code Number)    identification
        organization)                                             number)

                          6100 Center Drive, Suite 900
                              Los Angeles, CA 90045
                                 (310) 426-8000
(Address of Principal Place of Business or Intended Principal Place of Business)

                                   Andrew Reif
                             Chief Operating Officer
                          6100 Center Drive, Suite 900
                              Los Angeles, CA 90045
                                 (310) 426-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             David C. Fischer, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                             New York, NY 10154-0037
                                 (212) 407-4827
                              (212) 214-0686 (fax)
                                dfischer@loeb.com

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class                   Proposed Maximum    Proposed Maximum
 of Securities to Be    Amount To Be    Offering Price        Aggregate           Amount of
      Registered         Registered      Per Share(1)     Offering Price(2)   Registration Fee
---------------------   ------------   ----------------   -----------------   ----------------
Common Stock, $0.001
  par value per share      597,368          $1.60             $955,788.80          $102.27

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2) Based on 597,368 shares of Common Stock with respect to which options were granted at an exercise price of $1.60 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED October __, 2006

                                   PROSPECTUS

                                 597,368 SHARES

                                    AVP, INC.

                                  COMMON STOCK

This prospectus relates to an aggregate of up to 597,368 shares of our common stock, which may be offered by the selling stockholders identified in this prospectus for their own account. See Selling Stockholders, beginning on page
33. We will not receive any proceeds from the sale of the shares by these selling stockholders. We may, however, receive proceeds in the event that some or all of the options or warrants held by the selling stockholders are exercised for cash.

Unless the context otherwise requires, the terms "we," "us" or "our" refer to AVP, Inc. and its consolidated subsidiaries.

Prices of our common stock are quoted on the OTC Bulletin Board under the symbol "AVPI." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET," and until December 16, 2005, our common stock traded on the OTCBB under the symbol "AVPN." The selling stockholders may sell common stock from time to time on the OTCBB at the prevailing market price or in negotiated transactions. The last reported sales price per share of our common stock, as reported by the OTCBB on October 25, 2006, was $.70.

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October __, 2006.

                                Table of Contents

                                                                            Page
                                                                            ----
SUMMARY .................................................................     1
RISK FACTORS ............................................................     4
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ................     8
BUSINESS ................................................................    10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS .................................................    16
MANAGEMENT ..............................................................    32
EXECUTIVE COMPENSATION ..................................................    34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
  RELATED STOCKHOLDER MATTERS ...........................................    37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................    38
PLAN OF DISTRIBUTION ....................................................    38
SELLING STOCKHOLDERS ....................................................    39
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES ..........................    43
EXPERTS .................................................................    43
AVAILABLE INFORMATION ...................................................    44
INDEX TO FINANCIAL STATEMENTS ...........................................     1

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. WE ARE OFFERING TO REPURCHASE OUR STOCK OPTIONS ONLY FROM PERSONS REFERRED TO ON THE COVER OF THIS DOCUMENT IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS DOCUMENT IS CURRENT AS OF THE DATE ON THE COVER.

                                     SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire document carefully, including the "risk factors" section.

Recent Developments

In May 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003, and on June 9, 2006, AVP sold 3,529,410 shares of common stock and five-year warrants to purchase 705,882 shares of common stock at price of $1.00 per share, to an accredited investor, for a total price of $2,999,998.50 (collectively, the "2006 Financing"). In addition to its cash commission, the placement agent received a warrant to purchase 621,177 shares of common stock on substantially the same terms as the warrants sold to investors. Pursuant to the Securities Purchase Agreement related to the 2006 Financing, AVP filed a re-sale registration statement on June 22, 2006, which was declared effective by the Securities and Exchange Commission on June 30, 2006. Additionally, the Securities Purchase Agreement gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

Business Overview

AVP owns and operates the sole nationally recognized U.S. professional beach volleyball tour. AVP has more than 200 of the top professional players under exclusive contracts, as well as a base of spectators and television viewers that we believe represents an attractive audience for national, regional, and local sponsors. AVP's business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of tickets, food, beverage, and merchandise at tournaments; contracting with players on the tour; and associated activities. AVP produced 16 men's and 16 women's professional beach volleyball tournaments throughout the United States in 2006.

                          Summary Financial Information

The following summary financial information is derived from our financial statements included at the end of this prospectus.

Statement of Operations Data

                                                 Six Months Ended              Year Ended
                                                     June 30,                 December 31,
                                            -------------------------   -------------------------
                                               2006          2005           2005          2004
                                            -----------   -----------   -----------   -----------
                                            (Unaudited)   (Unaudited)
Revenue (includes interest income)          $ 7,488,914   $ 4,466,410   $15,693,312   $12,376,190
                                            ===========   ===========   ===========   ===========
Net Loss                                    $(1,434,991)  $(6,902,038)  $(8,963,956)  $(2,873,112)
                                            ===========   ===========   ===========   ===========
Source of revenue as a percent of revenue
Sponsorship                                        85.1%         76.7%         82.3%         80.1%
Activation fees                                     2.0%          4.2%          4.1%          6.8%
                                            -----------   -----------   -----------   -----------
                                                   87.1%         80.9%         86.4%         86.9%
                                            -----------   -----------   -----------   -----------
Local Revenue
  Merchandising                                     0.7%          1.1%          0.7%          2.6%
  Ticket sales and parking                          4.2%          5.9%          4.0%          2.5%
  Registration fees                                 1.3%          1.6%          1.1%          1.0%
  Beach Club (corporate hospitality)                0.7%          1.7%          2.4%          1.0%
  Food and beverages                                0.4%          1.1%          0.4%          0.5%
                                            -----------   -----------   -----------   -----------
                                                    7.4%         11.4%          8.6%          7.6%
                                            -----------   -----------   -----------   -----------
  Miscellaneous Revenue
  Trademark licensing                               4.3%          3.9%          2.5%          2.8%
  Site fees and state grants                        0.0%         (0.1%)         0.4%          0.9%
  Grass roots marketing                             0.5%          1.9%          0.8%          0.7%
  International television licensing                0.0%          0.8%          0.2%          0.6%
  Interest income                                   0.7%          1.2%          0.7%          0.5%
  Other                                             0.0%          0.0%          0.4%          0.0%
                                            -----------   -----------   -----------   -----------
                                                    5.5%          7.7%          5.0%         5.50%
                                            -----------   -----------   -----------   -----------
Total                                             100.0%        100.0%        100.0%        100.0%
                                            ===========   ===========   ===========   ===========

Balance Sheet Data

                                            June 30,                  December 31,
                                    -------------------------   -------------------------
                                        2006          2005         2005          2004
                                    -----------   -----------   -----------   -----------
                                    (Unaudited)   (Unaudited)
Working capital (deficiency)        $ 4,151,828    $ (323,324)  $(1,197,861)  $(3,604,731)
Total assets                        $10,760,118    $6,950,371   $ 2,675,538   $ 2,433,779
Total liabilities                   $ 6,091,626    $7,112,012   $ 3,279,798   $10,148,417
Stockholders' equity (deficiency)   $ 4,668,492    $ (161,641)  $  (604,260)  $(7,714,638)

                                  The Offering

Common stock offered by AVP, Inc.: None

Common stock offered by selling stockholders: 597,368 shares

Capital stock outstanding: As of October 13, 2006, we had outstanding 19,690,185 shares of common stock, 71,020 shares of Series B Convertible Preferred Stock, which are convertible into 1,979,327 shares of common stock at a 27.87 conversion rate; and options and warrants to purchase a total of 18,257,340 shares of common stock.

Proceeds to AVP: We will not receive proceeds from the resale of shares by the selling stockholders. We may, however, receive proceeds in the event that some or all of the options or warrants held by the selling stockholders are exercised for cash.

OTC bulletin board symbol: AVPI

Shares being offered for resale:

We are registering for resale 597,368 shares of AVP common stock issued or issuable upon exercise of options to players on our professional beach volleyball tour.

Company Information

On February 28, 2005, a wholly owned subsidiary of AVP, then known as Othnet, Inc., merged with the Association of Volleyball Professionals, Inc. (the "Association"), pursuant to an Agreement and Plan of Merger, as amended (the "Merger Agreement"). As a result of the Merger, the Association became Othnet's wholly-owned subsidiary, and its name changed to AVP Pro Beach Volleyball Tour, Inc. We changed "Othnet" to our current name shortly thereafter. Our corporate address is 6100 Center Drive, Suite 900, Los Angeles, CA 90045. Our telephone number is (310) 426-8000.

                                  RISK FACTORS

An investment in AVP securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this prospectus, before deciding to buy AVP securities.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, ANTICIPATE FUTURE LOSSES, AND MAY NEVER BECOME PROFITABLE.

      AVP has operated at a loss since 2001, when current management was installed. Losses for 2005 and 2004 were $9,000,000 and $2,900,000, respectively. (The net loss of $9,000,000 includes a $5,600,000 charge to consulting expense as a result of non-employee warrants valuation.) Losses for the first six months of 2006 and 2005, were $1,400,000 and $6,900,000, respectively. We cannot predict whether our current or prospective business activities will ever generate enough revenue to be profitable. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE MAY REQUIRE ADDITIONAL FINANCING, AND ANY INABILITY TO OBTAIN ADDITIONAL FINANCING WHEN REQUIRED COULD CAUSE OUR BUSINESS TO FAIL.

      In 2005, our net use of cash from operations (cash receipts from revenue less operating disbursements, including overhead departments -- executive, administrative, marketing -- and event related disbursements) was approximately $180,000 per month. At this rate, we would use all of our cash on hand and current receivables as of June 30, 2006 by May 31, 2010. However, lower revenue or increased expenses in the future could reduce this period.

WE RELY ON SHORT-TERM SPONSORSHIP AGREEMENTS FOR MOST OF OUR REVENUE, SO WE CANNOT ASSURE, LONG TERM, THAT WE WILL RECEIVE SUFFICIENT CASH FLOW TO MAINTAIN THE VIABILITY OF OUR BUSINESS.

      In 2005, national sponsorship revenue accounted for 78% (including two national sponsors responsible for 27%) of total revenue. Of AVP's 15 sponsors in 2005, ten have agreements that extend to at least 2006; seven that extend to at least 2007; four that extend to at least 2008, and one through 2009. Accordingly, AVP's continued operations will depend, among other things, on AVP's ability to renew current AVP sponsors and attract new sponsors, as well as increase sponsorship rates.

AVP'S MANAGEMENT BEGAN OPERATING AVP ONLY RECENTLY, MAKING AN ASSESSMENT OF MANAGEMENT'S FUTURE PERFORMANCE RELATIVELY DIFFICULT TO ASSESS.

      Our management began operating the Association in 2001 and AVP in 2005, so it has only a limited track record upon which investors can assess management's effectiveness. Consequently, investors are likely to have greater difficulty in accurately predicting whether an investment in AVP will be prosperous.

AVP'S LIMITED OPERATING HISTORY MAKES AVP HIGHLY RELIANT ON MANAGEMENT.

      We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships, attract sponsors, and develop tournament formats and operating procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations, and, in particular, the services of our Chief Executive Officer and Tour Commissioner, Leonard Armato, would be very difficult to replace. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors' investments in AVP.

OUR SUCCESS DEPENDS ON FAN INTEREST, SO OUR BUSINESS COULD FAIL IF WE ARE UNABLE TO MAINTAIN INTEREST IN OUR SPORT.

      Beach volleyball is a relatively new sport compared to baseball, basketball, football, golf, or auto racing, so its continuing popularity cannot be assumed. Public tastes change frequently, so interest in beach volleyball may decline in the future. Our ability to generate revenue and earn profits would be threatened by a loss of popular interest in the sport. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED SPORTS LEAGUES FOR CORPORATE ADVERTISING BUDGETS.

      We face a large and growing number of competitors in the sports and entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does AVP. As a result, certain of these competitors may be in better positions to obtain corporate advertising. AVP cannot be sure that it will be able to compete successfully with existing or new competitors.

THERE ARE ONLY A FEW MAJOR BROADCAST AND CABLE NETWORKS THAT CAN DISTRIBUTE OUR PROGRAMMING TO A SUFFICIENTLY LARGE AUDIENCE, SO WE HAVE ONLY VERY LIMITED ALTERNATIVES IF ONE OR MORE OF OUR TELEVISION DISTRIBUTORS PERFORMS UNSATISFACTORILY, INSISTS ON UNFAVORABLE CONTRACT TERMS, OR ELECTS NOT TO CARRY OUR PROGRAMMING.

      We require widespread distribution of our programming to interest sponsors and other advertisers. There are only four major broadcast networks and only several major cable networks that include sports programming and provide sufficient market reach, so our choices are limited, and our future ability to enter into distribution agreements with major broadcast and/or cable networks cannot be assured. If we are unable to make suitable distribution arrangements, we likely would incur losses that impair investors' investments in AVP. If we are unable to secure distribution after the expiration of our current network and cable broadcast agreements or if the contract terms become less favorable to AVP, our business will be materially adversely affected.

DIFFICULTY IN RETAINING CURRENT PLAYERS OR RECRUITING FUTURE PLAYERS COULD IMPAIR OUR PROSPECTS.

      The number of professional beach volleyball players is small in relation to other professional sports, as is the number of first-rate, non-pro players who might play professionally in the future. The players' audience appeal is critical to maintaining popular interest in the sport. Our prospects could decline and investors' investments in AVP impaired, if players on the tour or other qualified players are recruited by competitors or other volleyball organizations or decide to pursue other occupations.

IF WE ARE UNABLE TO HIRE ADDITIONAL NEEDED PERSONNEL, OUR GROWTH PROSPECTS WILL BE LIMITED, OR OUR OPERATIONS MAY BE IMPAIRED.

      Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. Our chief financial officer lacks experience in public accounting or as a public company principal financial officer. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business probably will suffer, and investors may incur losses on their investment in AVP.

Risks Relating to our Securities

OUR STOCK PRICE MAY BE VOLATILE.

      There has only been a limited public market for our securities, and there can be no assurance that an active trading market will be maintained. The OTCBB is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than Nasdaq and the other national securities markets. The trading price of our common stock is expected to fluctuate significantly, and, as is the case for OTCBB securities generally, is not published in newspapers.

LIMITATIONS OF THE OTCBB CAN HINDER COMPLETION OF TRADES.

      Trades and quotations on the OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in our common stock at optimum prices.

PENNY STOCK REGULATIONS MAY RESTRICT THE MARKET FOR OUR COMMON STOCK.

      The SEC has adopted regulations that generally define a "penny stock" to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell such securities to persons other than established clients and "accredited investors." For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination; receive the purchaser's written consent to the transaction; and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order; current quotations for the securities; and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict trading in our common stock.

ACCORDING TO THE SEC, THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE.

Such patterns include:

            o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

            o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

            o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

            o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

            o dumping of securities after prices have been manipulated to a high level, resulting in investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

THE OTCBB IS VULNERABLE TO MARKET FRAUD.

      OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT STOCK PRICE.

      OTCBB dealers' spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for purchasers or sellers of our securities.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, INCLUDING SHARES ISSUABLE UPON CONVERSION OR EXERCISE OF OUTSTANDING SECURITIES, CAN DEPRESS MARKET PRICES.

      Legal restrictions on the sale by former Association stockholders of approximately 6,420,304 shares of common stock lapsed on February 28, 2006. Sales of these shares may now be made pursuant to Securities Act Rule 144, which, in AVP's case, permits a holder in each three-month period to sell shares in an amount up to 1% of the outstanding class, subject to procedural conditions. All restrictions will lapse respecting 4,624,511 shares on February 28, 2007. An additional 20,236,669 shares of common stock are reserved for issuance upon conversion or exercise of convertible preferred stock, stock options, and stock purchase warrants. The market's recognition that a large amount of stock might enter the market suddenly can depress market prices.

POTENTIAL CONTROL BY MANAGEMENT.

      Currently, all AVP directors and officers as a group hold AVP voting securities representing approximately 9.3% of the votes that can be cast by holders of all AVP voting securities. If AVP's management exercised all rights to acquire AVP voting stock held by them, and no other holder of securities exercisable for AVP voting securities did so, AVP's management would control approximately 38.4% of votes that could be cast. If, in addition, all other holders of AVP rights to acquire AVP voting stock exercised those rights, AVP's management would hold about 28% of the outstanding votes. In the former case, AVP's management, as a practical matter, could elect all directors and take any other action authorized for stockholders to take (other than actions requiring the class vote of holders of Series B Preferred Stock). In the latter case, although management would not control a majority of the outstanding votes, its 28% ownership would give it a strong advantage in regard to election of directors or other action requiring stockholder approval, because management would need holders of more than 22% of the votes to vote for management's proposals. Defeat of a management proposal would require votes against by holders of more than 69.4% of all votes held by non-management stockholders, a very difficult amount to achieve.

LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED.

      As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty, except in certain cases. Our stockholders' ability to recover damages for fiduciary breaches may be reduced by the provision. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits, under some circumstances.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The price of our common stock is quoted on the OTCBB under the symbol "AVPI." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET," and until December 16, 2005, our common stock traded on the OTCBB under the symbol "AVPN."

As of June 30, 2006, we had 19,641,293 shares of common stock outstanding. The following table sets forth certain information with respect to the high and low market prices of our common stock for the periods indicated. Price information has been retroactively adjusted for the 1-for-10 reverse stock split effected December 16, 2005.

Year   Quarter    High    Low
----   -------   -----   -----
2006     3rd     $ .90   $ .60
         2nd      1.02    0.75
         1st      1.95    0.87

2005     4th      2.00    1.20
         3rd      2.60    1.40
         2nd      3.40    1.40
         1st      4.40    3.20

2004     4th      4.70    2.60
         3rd      5.40    2.10
         2nd      3.80    1.60
         1st      4.20    1.70

The high and low prices are based on the bid and ask prices for our common stock, as reported by the OTCBB. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

Stockholders

As of October 13, 2006, there were 318 holders of record of our common stock.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204-2991. Our transfer agent's telephone number is
(818) 502-1404.

Dividends

We have never declared or paid any cash dividends, and we expect to not do so for the foreseeable future. We expect to retain earnings, if any, to fund our business.

Equity Compensation Plans

Information regarding AVP's equity compensation plans, as of December 31, 2005, is set forth in the table below:

                                         Number of Securities
                                           to be issued upon
                                              exercise of         Weighted average
                                         outstanding options,     exercise price of    Number of securities
                                             warrants and       outstanding options,    remaining available
                                                rights           warrants and rights    for future issuance
           Plan Category                          (a)                    (b)                    (c)
--------------------------------------   --------------------   --------------------   --------------------
Equity compensation plans approved by
  security holders                                    --                $  --                       --
Equity compensation plans not approved
  by security holders                         15,482,688                $1.09               14,517,312
                                              ----------                -----               ----------
Total                                         15,482,688                $1.09               14,517,312

                                    BUSINESS

Business Development

We originally incorporated under the name Malone Road Investments, Ltd., on August 6, 1990, in the Isle of Man. We re-domesticated in the Turks and Caicos Islands in 1992 and subsequently domesticated as a Delaware corporation in 1994. Pursuant to Delaware law, we are deemed to have been incorporated in Delaware as of the date of our formation in the Isle of Man. We changed our name to PL Brands, Inc. in 1994; changed our name to Othnet, Inc. in March 2001; and changed our name to AVP, Inc. on March 9, 2005. From December 2001 until the Merger (as defined below) on February 28, 2005, we had no business operations other than to attempt to locate and consummate a business combination with an operating company.

On February 28, 2005, the Association and a wholly owned subsidiary of AVP consummated the Merger, pursuant to the Merger Agreement, signed in June 2004, as amended. The name of the subsidiary before it merged with the Association was Othnet Merger Sub, Inc. As a result of the Merger, the Association became our wholly owned subsidiary, and the Association's former stockholders (including holders of stock options and stock purchase warrants) beneficially owned 61.2% of all common stock beneficially owned by all beneficial owners of our capital stock. Concurrently with the merger, we closed a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "February 2005 Financing"). On December 16, 2005, AVP effected a one-for-10 reverse stock split, which is reflected in all share amounts in this prospectus.

Our Business

We own and operate professional beach volleyball tournaments in the United States. The AVP tour is the sole nationally recognized U.S. professional beach volleyball tour. Every top U.S. men's and women's beach volleyball professional, including the women's gold and bronze medalists in the 2004 Olympic Games, competes on the AVP tour. Our business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of tickets, food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

We produced 16 men's and 16 women's professional beach volleyball tournaments throughout the United States from April through September 2006. The 2006 events took place in Fort Lauderdale, FL; Tempe, AZ; Santa Barbara, CA; Huntington Beach, CA; Hermosa Beach, CA; Sacramento, CA; Seaside Heights, NJ; Atlanta, GA; Birmingham, AL; Chicago, IL; Manhattan Beach, CA; Brooklyn (Coney Island), NY; Boulder, CO; Cincinnati, OH; Las Vegas, NV; and Lake Tahoe, NV. Ten of the 16 cities were the same as 2005. We have more than 200 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors.

We believe that beach volleyball has potential for continuing commercial growth because of its popularity with a demographic group we believe is considered highly desirable by advertisers--educated, affluent, 18 to 34 year-old, consumers. Moreover, we believe that beach volleyball enjoys significant popularity in the United States and worldwide, as evidenced by National Broadcasting Company's strong television ratings and the attendance figures for beach volleyball at the 2004 Athens Summer Games.

      Sources of Revenue. We generate revenue principally as follows:

            o National Sponsorships and Advertising: We currently generate by far the greatest amount of our revenue by selling to national sponsors fully integrated sponsorships, which include both advertising time during live or previously taped broadcasts of our tournaments and significant on-site exposure at the tournaments in the form of signage, interactive areas, and the like. In addition to paying for advertising time and on-site exposure, sponsors support the AVP tour through retail activation (e.g., national in-store promotions featuring our brand), media buys that support our events, and other promotional activities that support our brand (e.g., print ads and television commercials featuring AVP branding). National sponsors include Crocs (through 2008), Bud Light (through
                  2008) Microsoft (through 2007), Gatorade (through 2009), Nautica (through 2008), Paul Mitchell (through 2008), Jose Cuervo Tequila (through 2008), Wilson (through 2008), McDonald's and Nature Valley. Many of our sponsors have been in place since 2003 or earlier.

                  On April 12, 2006, AVP entered a multi-year sponsorship agreement with Crocs, Inc. pursuant to which Crocs is the title sponsor of the AVP Tour through the final event of the 2008 AVP tour season.

                  The amount that we charge each national sponsor depends primarily on the number of network or cable advertising units that the national sponsor receives in our broadcasts, as well as the exposure that the national sponsor receives on-site at our tournaments. We hire independent marketing and promotional valuation companies each season to measure the benefits that national sponsors receive and provide these valuation results to our national sponsors to validate their investment in AVP. National sponsorship revenue accounted for 78% of revenue in 2005, with two national sponsors accounting for 27% of total revenue. We conduct national sponsorship sales primarily with our own sales staff.

            o Local Sponsorship Revenue: We also receive revenue from local and regional companies seeking to reach our fan base. We sell a variety of local packages at various financial levels intended to attract a wide range of businesses in each of the regions and cities where our tournaments take place. We rely on a combination of local event promoters, the sales forces of local market print, television, and radio stations, and our in-house sales staff to make local and regional sales.

            o Promoter Fee Revenue: In 2006, we entered agreements with event promoters in eight cities for the promoters to pay AVP a fee in exchange for the right to exploit local revenue, including ticket sales, parking, concessions, and ancillary revenue. The event promoters also paid for specified event expenses such as the stadium, sand, various operational costs (hotel accommodations, certain event personnel, security, etc.), event permits, and marketing costs.

            o Activation Fees: We also receive revenue from AVP sponsors who wish to use AVP's sponsorship services and support personnel to create, build and/or implement on-site activation in support of their sponsorship. This revenue is recognized as activation fees rather than sponsorship revenue when the agreement with the sponsor specifically sets out specific activation services and fees that are payable in connection with the sponsor's sponsorship.

            o Suite Sales: We sell corporate "suites", which consist of reserved seating areas at tournaments and table seating, food, and beverages.

            o Ticket Sales: Increasingly, we are charging admission for events that previously were free to the general public. In 2006, we charged for general admission at 13 of 16 events and for reserved seating at all 16 events.

            o Food and Beverage Sales: We generate revenue through food, beverage, and beer sales at events where such concession rights are available. Generally, we engage a third-party concession operator to conduct this activity on our behalf.

            o International Television Licensing: We retain all international television rights to our network and cable broadcasts. We engaged SFX, Inc. to license our television programming internationally in 2006. Our events were broadcast in over 125 countries in 2006.

            o Event Merchandising: We sell event merchandise on-site at our tournaments as well as through our website. Merchandise includes t-shirts, fitness wear, shorts, swimsuits, sweatshirts, hats, and other apparel. We entered a two-year agreement ending in 2006 with Anschutz Entertainment Group
                  (AEG) for AEG to provide all merchandising services on our behalf at our tournaments, as well as to host our online store and assume responsibility for fulfillment.

            o Trademark Licensing and Other Ancillary Revenue: In addition to merchandising, we license our trademarks and logos to Wilson Sporting Goods Co., for volleyballs, and Sport Fun, Inc., for volleyball net systems. In addition, we have recently entered licensing agreements with Crocs, Inc for AVP branded footwear, and Warnaco Swimwear, Inc. for AVP-SPEEDO co-branded apparel for sale at AVP events, online and retail.

Distribution. National Broadcasting Company (NBC) and Fox Broadcasting Company
(FBC) broadcast certain of our events on network television in 2006, and Fox Sport Net (FSN) broadcast the remainder of our 2006 events on cable and satellite television. By separate agreements, we contracted with NBC, FBC and FSN for production of the programming.

            o NBC: NBC broadcast 11 hours of four of our events in 2006. We paid NBC a per program fee for such broadcast time and retained all of the commercial units in the broadcasts.

            o FBC: FBC broadcast 3 hours of coverage of the men's and women's finals at two events in 2006. AVP retained all the commercial units in the broadcast. FBC received AVP common stock in exchange for the broadcast time and production.

            o FSN: FSN currently distributes our programming over cable and satellite television. FSN broadcast all 16 events in 2006 (including replaying the events broadcast by NBC and FBC). FSN distributed the programming and provided production services in 2006 in return for the same number of commercial units in the broadcasts as FSN received during 2005 and previously. AVP did not pay FSN any compensation for the broadcast time or television production services that FSN provided; FSN's only compensation is the commercial units that FSN retained in the broadcasts.

Marketing. We market our tournaments and their broadcasts nationally, regionally, and locally. NBC and FBC promote the network tournaments nationally, while FSN promotes the cable tournaments through its regional cable network. We make promotional arrangements with newspapers and radio and television stations to advertise and promote our events locally. In addition, we engage public relations firms to generate interest and coverage of our events and broadcasts.

We maintain contact with volleyball enthusiasts and seek to increase our fan base through our AVPNext grassroots program.

AVPNext is an outreach program for volleyball players of all skill levels. The program features a national network of recreational tournament and league organizers, offers both children and adults of all skill levels opportunities to participate in the sport of volleyball through weekend tournaments, instructional camps/clinics, and recreational league play.

AVPNext also provides aspiring semi-pro players and high-level amateurs the opportunity to play against top-flight competition and potentially earn exemptions into our professional tournaments. The 2006 AVPNext circuit included over 200 tournaments across the nation, mainly run by local promoters. The tournaments generally offered modest prize purses, an opportunity to establish a national ranking, and in some select tournaments an automatic entry into our professional tournaments.

Operations. We own all of our events, and, except for events that we license to local event promoters, we operate and conduct most AVP Tour operations and logistics in-house. These operations include:

            o Setting up the event, including loading and transporting the equipment to and from each event; building the volleyball courts; overseeing construction of stadiums by outside bleacher companies; mounting signage and inflatables for sponsors; and constructing media, hospitality, and local sponsorship areas;

            o     Addressing local regulations and permits;

            o Coordinating the professional players (including registration for the qualifying and main events);

            o     Organizing officials for the event;

            o     Managing the tournament and the spectator experience;

            o     Providing entertainment (e.g., music) at the event;

            o     Providing corporate hospitality; and

            o Providing media support, e.g., tournament statistics, press releases, etc.

To set up an event for a standard three-day tournament scheduled to begin on a Friday, we generally arrive on Monday and require three full days to complete construction. For tournaments that will be telecast live on NBC or FBC, we generally produce four-day events, and the preparations customarily start earlier. We own four semi-trailers to transport all event equipment from a central warehouse located in Los Angeles to each site. To manage equipment hauling, we schedule tour events to occur close to one another or to allow sufficient transportation time.

Each host city requires us to obtain a different set of permits to run a tour event. Typical permits include event; filming; bleacher; fire and police departments; and food and concessions. Our staff supervises compliance with local regulations and permits.

Our exclusive contracts with more than 200 of the top men and women professional beach volleyball players in the United States prohibit the athletes from competing in non-AVP professional beach volleyball tournaments anywhere in the world, unless specifically provided for in the contract or otherwise agreed by us. All players sign the same standard AVP player contract. The player contracts extend through December 31, 2008 and provide for:

            o a minimum amount of prize money during each year of the term ($3,000,000 in 2005, with $500,000 increases for each subsequent year);

            o     a minimum of ten men's and ten women's events per year;

            o medical benefits for the top 100 ranked men's and women's players; and

            o restrictions as to the logos or insignias athletes may wear at AVP events.

Each player is responsible for his or her own housing and travel to and from events. We provide players with food during the tournament and make medical services available in case of injury.

In 2004, AVP also reserved 597,368 shares for issuance upon exercise of stock options allocated to the players based upon their performance during the 2004 season. These four-year stock options will become exercisable (at a price of $1.60 per share) upon effectiveness of the registration statement of which this prospectus is a part.

Other personnel essential to operating a successful event include:

            o     Officials and referees;

            o Local volunteers to assist in the operation of scoreboards and act as ball retrievers;

            o Local contract workers to sell tickets, operate concession areas, and supervise parking; and

            o Outside contractors to provide security, waste clean-up, and other services required in connection with the event.

We recognize that local support for an AVP tour event is critical to our success. We try to hold events in the same locations and at the same times every year whenever possible, so that the volleyball tournaments become local civic events, enabling retailers and community leaders to anticipate and support the tournament annually. We work with city councils and local leaders and businesses to obtain financial, sales, logistic, marketing, and promotional support for our events. Communities often waive the cost of city services, recognizing the benefit of making our tournaments a regular event. Likewise, we coordinate youth or amateur tournaments and hold free volleyball clinics in connection with our events to generate local goodwill and enthusiasm.

Employees

Currently, we have 28 full-time employees and retain 2 independent contractors.

Competition

While we believe we have a loyal fan base, the sports and entertainment industry is highly competitive and is also subject to fluctuations in popularity, which are not easy to predict. Fundamentally, we compete for sponsorship revenue, television ratings, and fan base with other sports leagues and tours, entertainment programming, and other forms of leisure activities. Our success in these areas depends heavily on continuing to grow the sport's popularity.

Our programming is directed at a hard to reach demographic group--college-educated men and women aged 18 to 34, earning $50,000 or more per year--whom we believe are highly prized by advertisers: We compete for an audience that is fiercely contested.

We believe that our exclusive player contracts significantly reduce the likelihood that an attempt to establish a competing professional beach tour in the United States during the terms of the contracts would be successful. Federation International de Volleyball (FIVB) sanctions a series of professional beach volleyball events in various countries throughout the world and sells sponsorships and television programming in connection with these events. We allow our players to compete in some FIVB events, as provided for in our player agreements. Our international television licensing competes with FIVB programming, and we will potentially face competition from the FIVB if we expand our events to non-United States locations. In addition, FIVB might claim the authority, but refuse, to sanction any AVP event in another country.

Reports to Security Holders

Annual reports. We deliver annual reports containing audited financial statements to security holders.

Periodic reports and other information. We file annual and quarterly reports, current reports, proxy statements, and information statements with the SEC.

Availability of Filings. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports and proxy and information statements and other information regarding issuers that file electronically with the SEC. Our Internet site is http://www.avp.com.

Legal Proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005.

The lawsuit is in discovery and therefore management is unable to determine or predict the outcome of this claim or the impact, if any, on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in its financial statements.

Properties

We maintain the following properties:

We lease approximately 12,000 square feet of office space in Los Angeles, California, which houses our executive and administrative offices, with annual base rent of approximately $308,000. The lease expires March 31, 2010, subject to a five-year renewal option.

We sublease approximately 4,500 square feet of warehouse space in Gardena, California pursuant to a sublease that expires on February 15, 2008, with annual base cost of approximately $34,000. The space is used for storing tournament equipment, and our trucks are parked there.

We believe that our current facilities are sufficient for our needs.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
                                  OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Risk Factors -- Risks Related to our Business.

Overview

We own and operate professional beach volleyball tournaments in the United States. The AVP tour is the sole nationally recognized U.S. professional beach volleyball tour. Every top U.S. men's and women's beach volleyball professional, including the women's gold and bronze medalists in the 2004 Olympic Games, competes on the AVP tour. We have more than 200 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors. Our business includes establishing and managing tournaments; sponsorship/advertising sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October. For 2006, we conducted 16 men's and 16 women's events in Fort Lauderdale, FL; Tempe, AZ; Santa Barbara, CA; Huntington Beach, CA; Hermosa Beach, CA; Sacramento, CA; Seaside Heights, NJ; Atlanta, GA; Birmingham, AL; Chicago, IL; Manhattan Beach, CA; Brooklyn (Coney Island), NY; Boulder, CO; Cincinnati, OH; Las Vegas, NV; and Lake Tahoe, NV. Ten of the 16 cities were the same as last year.

AVP Acquisition

On February 28, 2005, Association of Volleyball Professionals, Inc. (the "Association") and a wholly owned subsidiary of AVP, then known as Othnet, Inc., consummated a merger pursuant to a merger agreement, signed in June 2004, as amended (the "Merger"). As a result of the Merger, the Association became our wholly owned subsidiary, and the Association's former stockholders (including holders of stock options and stock purchase warrants) beneficially owned 61.2% of all common stock beneficially owned by all beneficial owners of our capital stock. On December 16, 2005, AVP effectuated a 1-for-10 reverse stock split, which is reflected in all share amounts referred to in this report.

Results of Operations

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005


OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

                                                      % of Revenue
                            Three Months Ended     Three Months Ended
                                 June 30,               June 30,
                          ----------------------   ------------------
                            2006        2005        2006       2005
                          --------   -----------   ------     -------
Operating Income (Loss)   $(87,576)  $(2,030,448)    (1)%      (47)%
Net Income (Loss)         $(53,555)  $(2,020,808)     1%       (47)%

The 96% decrease in operating loss in 2006 primarily reflects an increase of $3,001,707 or 70% in recognized revenue for the three months ended June 30, 2006 as well as decreases in warrant expense and contra revenue of $1,400,587 (from $1,713,966 to $313,379), a decrease in amortization expense of $64,000 and decreases in accounting and legal fees of $60,000. The reduction in warrant expense, amortization expense, and accounting and legal fees offset increases in network broadcast time and television production costs of $1 million, prize money of $431,000, and other event costs of $571,000.

In addition to the above, the decline in our net loss was also due to derivative financial instrument gain for the three months ended June 30, 2006 of $111,042 compared to $0 for the three months ended June 30, 2005. Derivative financial instrument gain arises from fair value adjustments for certain financial instruments, such as warrants to acquire common stock which are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. Since there were liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company have failed to achieve effectiveness of the registration statement in accordance with the May and June 2006 Securities Purchase Agreements and the warrant agreements related there to, the warrants issued pursuant to the May and June 2006 private placement were initially recorded as derivative financial instruments and were later reclassified as equity on the date the registration statement became effective and adjusted to fair value using the Black-Scholes valuation method. The increase in the derivative instrument gain noted above is due to the decline in the trading stock price of our common stock during the period from the initial recording as a derivative financial instrument until the reclassification as equity.

Excluding the warrant expense, the contra revenue and the gain on warrant derivative, net income (loss) for the three months ended June 30, 2006 would have been approximately $256,000 compared to $(307,000) for the three months ended June 30, 2005.

REVENUE

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship/advertising revenue pro rata based upon prize money per event as the events occur during the tour season and collection is reasonably assured. AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October.

                              Three Months Ended
                                   June 30,            Percentage
                           ------------------------     Increase
Summary Revenue               2006          2005       (Decrease)
-----------------------    ----------    ----------    ----------
Sponsorship/Advertising    $6,233,090    $3,424,395        82%
Activation Fees               148,447       190,133       (22%)
Promoter Fees                 146,000            --        --%
Local Revenue                 497,770       458,348         9%
Miscellaneous Revenue         285,845       236,569        21%
                           ----------    ----------
Total Revenue              $7,311,152    $4,309,445        70%
                           ==========    ==========

Sponsorship/advertising revenue for the three months ended June 30, 2006 increased approximately $2.8 million as compared to the three months ended June 30, 2005. The increase in sponsorship/advertising revenue was primarily due to an increase in contracted 2006 sponsorship/advertising revenue. Contracted sponsorship/advertising revenue increased from $12.9 million in 2005 to $16.5 million in 2006 as a result of increases in sponsorship/advertising fees and the number of national sponsors/advertisers. The increase in sponsorship/advertising revenue for the three months ended June 30, 2006 compared to the three months ended June 30, 2005 was also due to six events taking place in the three months ended June 30, 2006 (out of 16 events in 2006) compared to only five events taking place in the three months ended June 30, 2005 (out of 14 events in 2005).

Accordingly, $6,233,090 (37.7%) of $16.5 million of 2006 contracted for sponsorship/advertising revenue was allocated to the six events that took place in the three months ended June 30, 2006, compared to only $3,424,395 (26.5%) out of $12.9 million of 2005 contracted for sponsorship/advertising revenue that was allocated for the five events that took place in the three months ended June 30, 2005. For the three months ended June 30, the average sponsorship/advertising revenue per event for 2006 and 2005 was $1,038,848 and $684,879, respectively.

The decrease in activation fees of 22% is the result of several sponsors from 2005 who utilized AVP's activation services not returning as sponsors in 2006.

For the three months ended June 30, 2006, we entered an agreement with an event promoter in connection with one event pursuant to which the promoter paid a promoter fee in exchange for the right to exploit local revenue, including ticket sales, parking, concessions, and ancillary revenue. The event promoter was also required to pay for certain specified event expenses including the stadium, sand, various operational costs (e.g., hotel accommodations, certain event personnel, security), event permits, and marketing costs. We did not have a similar arrangement in connection with any event for the three months ended June 30, 2005.

Local revenue increased 9% mainly as a result of increases in sales of corporate suites. In the first two quarters of 2005, we sold fewer corporate suites.

The 21% increase in miscellaneous revenue primarily reflects an increase in trademark licensing revenue in connection with volleyball and volleyball net sales and sale of AVP branded apparel for sale at AVP events and online. During the second quarter of 2006, we entered a licensing agreement with Speedo for AVP-SPEEDO co-branded apparel and with Crocs, Inc. for AVP branded footwear. We do not anticipate recognizing any revenue from the Crocs licensing agreement until the third quarter of 2006.

GROSS PROFIT

                     Three Months Ended
                          June 30,
                  ------------------------
Gross Profit         2006          2005
--------------    ----------    ----------
Revenue           $7,311,152    $4,309,445
Event Costs        5,360,237     2,996,488
                  ----------    ----------
Gross Profit      $1,950,915    $1,312,957
                  ==========    ==========
Gross Profit %            27%           30%
                  ==========    ==========

AVP's gross profit margin for the three months ended June 30, 2006 was 27% compared to 30% for the three months ended June 30, 2005. The decrease in the gross profit margin primarily reflects increases in network broadcast time and television production costs ($1,000,000 compared to $0). For the three months ended June 30, 2006, two events were broadcast on network television; however, for the three months ended June 30, 2005, none of the five events conducted was broadcast on network television. For 2005 and 2006, we pay a fee for the network broadcast time; however, we do not pay any fee for the broadcast time on cable television. Event costs increased considerably due to an additional event taking place during the three months ended June 30, 2006 (six events compared to five events taking place during the three months ended June 30, 2005). In addition, event costs also increased due to increases in prize money, staging costs, and sponsorship costs. The 2004 exclusive player agreements provide for $500,000 increases in prize money for the years 2006, 2007, and 2008. Most of the $500,000 increase in prize money was allocated to events taking place during the three months ended June 30, 2006. Staging costs increased as a result of AVP using an enhanced stadium for its 2006 events, which included additional seating as well as corporate suites at all events. The increases outlined above for the three months ended June 30, 2006 offset the cost savings resulting from one event in the quarter having an event promoter who took on certain operational costs of the event.

Our quarterly results of operations and gross margins vary depending on the number of events scheduled each quarter, the number of agreements with local event promoters, and the mode of television distribution of our events. Events in which there is an agreement with a local event promoter carry higher gross margins than those events in which there are no agreements with local event promoters. Additionally, events broadcast on network television carry significant costs compared to cable broadcasts and cause quarterly fluctuations based on the timing of these events throughout the year. Management expects gross profit margins to increase in the third quarter of 2006 as AVP has agreements with seven more event promoters in which the event promoters take on certain event costs and pay AVP promoter fees in return for the right to exploit local revenue opportunities.

OPERATING EXPENSES

                                                   % of Revenue
                         Three Months Ended     Three Months Ended      Increase
                              June 30,               June 30,        (Decrease) as
                      -----------------------   ------------------    % of Revenue
Summary Costs            2006         2005       2006        2005    2006 vs. 2005
-------------------   ----------   ----------   -------     ------   -------------
Event Costs           $5,360,237   $2,996,488      73%        70%          3%
Administrative         1,222,352    2,885,214      17%        67%        (50%)
Sales and Marketing      816,139      458,191      11%        11%         --
                      ----------   ----------     ---        ---         ---
Total Costs           $7,398,728   $6,339,893     101%       148%        (47%)
                      ==========   ==========     ===        ===         ===

Event costs primarily include the direct costs of producing an event and costs related to television airing of network broadcasted events. Event costs also include the cost of servicing our sponsors. Event costs are recognized on an event-by-event basis and event costs billed and/or paid prior to their respective events are recorded as prepaid event costs and expensed at the time the event occurs.

The increase of 79% in event costs was primarily attributable to one additional event taking place during the three months ended June 30, 2006 (six events compared to five events taking place during the three months ended June 30,
2005) as well as increases in network broadcast time and television production costs of $1 million, in prize money of $431,000, in staging costs of $112,000, in sponsorship/suite costs of $216,000, and in event crew of $86,000. For the three months ended June 30, 2006, two events were broadcast on network television compared to none for the three months ended June 30, 2005. We pay for the broadcast time and production costs for our network broadcasts, but we do not pay for the time or production costs for our cable broadcasts. With respect to the two network events broadcast in the three months ended June 30, 2006, we negotiated an agreement with Fox Broadcasting Company (FBC) pursuant to which FBC agreed to take equity in AVP rather than AVP pay cash for the network broadcast time and related production services. Staging costs increased as a result of AVP using an enhanced stadium for its 2006 events, which included additional seating as well as corporate suites at four events compared to three events in 2005. The increase in sponsorship costs is the result of adding a hospitality sponsorship that obligated AVP to enhance the VIP sections of the event site.

The 58% decrease in administrative costs was due primarily to a decrease of approximately $1.5 million in consulting expense as a result of non-employee warrants valued under SFAS 123 for warrants granted during the three months ended June 30, 2005 and a decrease in amortization expense which resulted from the elimination of MPE deferred commission costs expensed in 2005.

The 78% increase in sales and marketing costs primarily reflects increase in commission expense as a result of securing the title sponsor for the AVP Tour and the hiring of a head of sales and other sales and marketing personnel. Other factors contributing to the increase in marketing expenditures include logo redesign costs as well as the cost of holding an inaugural high performance camp to recruit top college volleyball players to play on the AVP tour.

                                        Three Months Ended
                                             June 30,         Percentage
                                        ------------------     Increase
Depreciation and Amortization Expense     2006       2005     (Decrease)
-------------------------------------   -------   --------    ----------
Depreciation Expense                    $39,599   $ 39,992         (1%)
Amortization Expense                      2,011     66,396        (97%)
                                        -------   --------
Total                                   $41,610   $106,388         61%
                                        =======   ========

Amortization expense decreased 97% from 2005, primarily due to the absence in 2006 of MPE deferred commission costs. The underlying MPE sponsorship sales service contract was fully amortized in 2005.

                                         Three Months Ended
                                              June 30,        Percentage
                                        -------------------    Increase
Other Income Expense                      2006       2005     (Decrease)
------------------------------------    --------   --------   ----------
Interest Expense                        $ (3,718)  $(28,013)      (87%)
Interest Income                           33,807     37,653       (10%)
Derivative Financial Instrument gain     111,042         --        --%
                                        --------   --------
Total                                   $141,131   $  9,640      1364%
                                        ========   ========

The decrease in interest expense of $24,295 reflects a reduction in debt.

The 10% increase in interest income reflects additional interest earned on the proceeds realized from the private placement consummated on May and June 2006.

Pursuant to the May and June 2006 private placement, we sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at an exercise price of $1.00 per share, to accredited investors. Under EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19"), the fair value of the warrants issued under the May and June 2006 Financing have been reported as a liability due to the requirement to net-cash settle the transaction in the event that the shares underlying the warrant are not registered for sale. Pursuant to the warrant agreement, the warrant holder is entitled to liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company fail to achieve effectiveness of the registration statement. The warrants were considered a derivative financial instrument with a value of $875,513, and they were later reclassified as equity on the date the registration statement became effective. On the effective date, the warrants had a value of approximately $764,471, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 5 years, estimated volatility of 90% and a risk free interest rate of 5.10%. For the three months ended June 30, 2006, we recorded a gain of $111,042 associated with the fair value adjustment of the warrants.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

                                                             % of Revenue
                          Six Months Ended June 30,   Six Months Ended June 30,
Operating Income (Loss)   -------------------------   -------------------------
and Net Income (Loss)         2006          2005             2006   2005
-----------------------   -----------   -----------          ----   ----
Operating Income (Loss)   $(1,589,048)  $(6,856,476)         (21)%  (155)%
Net Income (Loss)         $(1,434,991)  $(6,902,038)         (19)%  (156)%

The 77% decrease in operating loss in 2006 primarily reflects an increase of $3,020,567 or 68% in recognized revenue for the six months ended June 30, 2006 as well as decreases in warrant expense and contra revenue of $4,887,883 (from $5,211,988 to $324,105), a decrease in amortization costs of $127,000 and decreases in accounting and legal fees of $82,000. The reduction in warrant expense, amortization expense, and accounting and legal fees offset increases in network broadcast time and television production costs of $1 million, prize money of $431,000, and event costs of $571,000.

In addition to the above, the decline in our net loss was also due to derivative financial instrument gain for the six months ended June 30, 2006 of $111,042 compared to $0 for the six months ended June 30, 2005. Derivative financial instrument gain arises from fair value adjustments for certain financial instruments, such as warrants to acquire common stock which are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net share settlement is not within the control of the Company. Since there were liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company have failed to achieve effectiveness of the registration statement in accordance with the May and June 2006 Securities Purchase Agreements and the warrant agreements related thereto, the warrants issued pursuant to the May and June 2006 private placement were initially recorded as derivative financial instruments and were later reclassified as equity on the date the registration statement became effective and adjusted to fair value using the Black-Scholes valuation method. The increase in the derivative instrument gain noted above is due to the decline in the trading stock price of our common stock during the period from the initial recording as a derivative financial instrument until the reclassification as equity.

Excluding the warrant expense, the contra revenue and the gain on warrant derivative, net loss for the six months ended June 30, 2006 would have been approximately $1,221,928 compared to $1,690,050 for the six months ended June 30, 2005.

REVENUE

                          Six Months Ended June 30,   Percentage
                          -------------------------    Increase
Summary Revenue              2006         2005        (Decrease)
-----------------------    ----------   ----------    ----------
Sponsorship/Advertising    $6,233,090   $3,424,395        82%
Activation Fees               148,447      190,133       (22%)
Promoter Fees                 146,000           --        --%
Local Revenue                 497,770      458,348         9%
Miscellaneous Revenue         408,661      340,525        20%
                           ----------   ----------
Total Revenue              $7,433,968   $4,413,401        68%
                           ==========   ==========

The preceding chart compares revenues from AVP's significant revenue drivers.

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship/advertising revenue during the tour, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October.

Sponsorship/advertising revenue for the six months ended June 30, 2006 increased approximately $2.8 million as compared to the six months ended June 30, 2005. The increase in sponsorship/advertising revenue was primarily due to an increase in contracted 2006 sponsorship/advertising revenue. Contracted 2006 sponsorship/advertising revenue increased from $12.9 million in 2005 to $16.5 million in 2006 as a result of increases in sponsorship/advertising fees and the number of national sponsors/advertisers. The increase in sponsorship/advertising revenue for the six months ended June 30, 2006 compared to the six months ended June 30, 2005 was also due to six events taking place in the six months ended June 30, 2006 (out of 16 events in 2006) compared to only five events taking place in the six months ended June 30, 2005 (out of 14 events in 2005). Accordingly, $6,233,090 (37.7%) of $16.5 million of 2006 contracted for sponsorship/advertising revenue is being allocated to the six events taking place in the six months ended June 30, 2006 compared to only $3,424,395 (26.5%) out of $12.9 million of 2005 contracted for sponsorship/advertising revenue being allocated for the five events taking place in the six months ended June 30, 2005. For the six months ended June 30, the average sponsorship/advertising revenue per event for 2006 and 2005 were $1,038,848 and $684,879, respectively.

The decrease in activation fees of 22% is the result of several sponsors from 2005 who utilized AVP's activation services not returning as sponsors in 2006.

For the six months ended June 30, 2006, we entered an agreement with an event promoter in connection with one event pursuant to which the promoter paid AVP a promoter fee in exchange for the right to exploit local revenue, including ticket sales, parking, concessions, and ancillary revenue. The event promoter was also required to pay for certain specified event expenses including the stadium, sand, various operational costs (e.g., hotel accommodations, certain event personnel, security), event permits, and marketing costs. No such agreement existed during the six months ended June 30, 2005.

Local revenue increased 9% mainly as a result of increases in sales of corporate suites. In the six months ended June 30, 2006, we sold corporate suites at four out of the six events conducted during the period; however, in the six months ended June 30, 2005, we only sold corporate suites at three events.

The 20% increase in miscellaneous revenue primarily reflects an increase in trademark licensing revenue in connection with volleyball and volleyball net sales and sale of AVP branded apparel for sale at AVP events and online. During the second quarter of 2006, we entered a licensing agreement with Speedo for AVP-SPEEDO co-branded apparel and with Crocs, Inc. for AVP branded footwear. We do not anticipate recognizing any revenue from the Crocs licensing agreement until the third quarter of 2006.

GROSS PROFIT

                 Six Months Ended June 30,
                 -------------------------
Gross Profit         2006         2005
--------------    ----------   ----------
Revenue           $7,433,968   $4,413,401
Event Costs        5,360,237    2,996,488
                  ----------   ----------
Gross Profit      $2,073,731   $1,416,913
                  ==========   ==========
Gross Profit %            28%          32%
                  ==========   ==========

AVP's gross profit margin for the six months ended June 30, 2006 was 28% compared to 32% for the six months ended June 30, 2005. The decrease in the gross profit margin primarily reflects increases in network broadcast time and television production costs ($1,000,000 compared to $0). For the six months ended June 30, 2006, two events were broadcast on network television; however, for the six months ended June 30, 2005, none of the five events conducted was broadcast on network television. For 2005 and 2006, we pay a fee for the network broadcast time; however, we do not pay any fee for the broadcast time on cable television. Event costs increased considerably due to an additional event taking place during the six months ended June 30, 2006 (six events compared to five events taking place during the six months ended June 30, 2005). In addition, event costs also increased due to increases in prize money, staging costs, and sponsorship costs. The 2004 exclusive player agreements provide for $500,000 increases in prize money for the years 2006, 2007, and 2008. Most of the $500,000 increase in prize money was allocated to events taking place during the six months ended June 30, 2006. Staging costs increased as a result of AVP using an enhanced stadium for its 2006 events, which included additional seating as well as corporate suites at all events. The increases outlined above for the six months ending June 30, 2006 offset the cost savings resulting from one event in the quarter having an event promoter who took on certain operational costs of the event.

Our quarterly results of operations and gross margins vary depending on the number of events scheduled each quarter, the number of agreements with local event promoters, and the mode of television distribution of our events. Events in which there is an agreement with a local event promoter carry higher gross margins than those events in which there are no agreements with local event promoters. Additionally, events broadcast on network television carry significant costs compared to cable broadcasts and cause quarterly fluctuations based on the timing of these events throughout the year. Management expects gross profit margins to increase in the third quarter of 2006 as AVP has agreements with seven event local promoters in which the event promoters take on certain event costs and pay AVP promoter fees in return for the right to exploit local revenue opportunities.

OPERATING EXPENSES

                                                         % of Revenue            Increase
                      Six Months Ended June 30,   Six Months Ended June 30,    (Decrease) as
                      -------------------------   -------------------------    % of Revenue
Summary Costs             2006          2005             2006   2005           2006 vs. 2005
-------------------    ----------   -----------          ----   ----          --------------
Event Costs            $5,360,237   $ 2,996,488           72%    68%                 4%
Administrative          2,290,690     7,403,598           31%   168%              (137%)
Sales and Marketing     1,372,089       869,791           18%    20%                (2%)
                       ----------   -----------          ---    ---               ----
Total Costs            $9,023,016   $11,269,877          121%   256%              (135%)
                       ==========   ===========          ===    ===               ====

Event costs primarily include the direct costs of producing an event and costs related to television airing of network broadcasted events. Event costs also include the cost of servicing our sponsors. Event costs are recognized on an event-by-event basis and event costs billed and/or paid prior to their respective events are recorded as prepaid event costs and expensed at the time the event occurs.

The increase of 79% in event costs was primarily attributable to one additional event taking place during the six months ended June 30, 2006 (six events compared to five events taking place during the six months ended June 30, 2005) as well as increases in network broadcast time and television production costs of $1 million, in prize money of $431,000, in staging costs of $112,000, in sponsorship/suite costs of $216,000, and in event crew of $86,000. For the six months ended June 30, 2006, two events were broadcast on network television compared to none for the six months ended June 30, 2005. We pay for the broadcast time and production costs for our network broadcasts, but we do not pay for the time or production costs for our cable broadcasts. With respect to the two network events broadcast in the six months ended June 30, 2006, we negotiated an agreement with Fox Broadcasting Company (FBC) pursuant to which FBC agreed to take equity in AVP rather than AVP pay cash for the network broadcast time and related production services. Staging costs increased as a result of AVP using an enhanced stadium for its 2006 events, which included additional seating as well as corporate suites at four events compared to three events in 2005. The increase in sponsorship costs is the result of adding a hospitality sponsorship that obligated AVP to enhance the VIP sections of the event site.

The 69% decrease in administrative costs was due primarily to a decrease of approximately $5.0 million in consulting expense as a result of non-employee warrants valued under SFAS 123 for warrants granted during the six months ended June 30, 2005 and a decrease in amortization expense of $0.1 million which resulted from the elimination of MPE deferred costs commission expensed in 2005.

The 58% increase in sales and marketing costs of $502,298 primarily reflects an increase in commission expense as a result of securing the title sponsor for the AVP Tour and the hiring of a head of sales and other sales and marketing personnel. Other factors contributing to the increase in marketing expenditures including logo design cost as a result of the new 2006 season as well as holding of an inaugural high performance camp to recruit top college volleyball players to play on the AVP tour.

                       Six Months Ended June 30,   Percentage
Depreciation and       -------------------------    Increase
Amortization Expense         2006      2005        (Decrease)
--------------------       -------   --------      ----------
Depreciation Expense       $76,144   $ 63,080          21%
Amortization Expense         4,022    130,692         (97%)
                           -------   --------
Total                      $80,166   $193,772         (59%)
                           =======   ========

The increase in depreciation expense of $13,064 resulted from an increase in depreciable assets, including information technology equipment and transportation equipment (e.g., truck, flat bed trailer).

Amortization expense decreased 97% from 2005 due to the absence in 2006 of MPE deferred commission costs. The underlying MPE sponsorship sales service contract was fully amortized in 2005.

                                       Six Months Ended June 30,   Percentage
                                       -------------------------    Increase
Other Income (Expenses)                     2006       2005        (Decrease)
------------------------------------      --------   --------      ----------
Interest Expense                          $(11,931)  $(98,571)        (88%)
Interest Income                             54,946     53,009           4%
Derivative Financial Instrument gain       111,042         --          --%
                                          --------   --------
Total                                     $154,057   $(45,562)       (438%)
                                          ========   ========

Interest expense in 2006 decreased 88% from 2005 due to elimination of short-term debt to Management Plus Enterprises, Inc, (MPE), Anschutz Entertainment Group, Inc. (AEG), Major League Volleyball, Inc. (MLV), and the Bridge Financing from the Merger.

The 4% increase in interest income reflects additional interest earned on the proceeds realized from the private placement consummated on May and June 2006.

Pursuant to the May and June 2006 private placement, we sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at an exercise price of $1.00 per share, to accredited investors. Under EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," the fair value of the warrants issued under the May and June 2006 Financing have been reported as a liability due to the requirement to net-cash settle the transaction in the event that the shares underlying the warrant are not registered for sale. Pursuant to the warrant agreements, the warrant holder is entitled to liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company fail to achieve effectiveness of the registration statement. The warrants were recorded as a derivative financial instrument and were later reclassified as equity on the date the registration statement became effective. On the effective date, the warrants had a value of approximately $764,471, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 5 years, estimated volatility of 90% and a risk free interest rate of 5.10%. For the six months ended June 30, 2006, we recorded a gain of $111,042 associated with the fair value adjustment of the warrants.

Liquidity and Capital Resources

Cash flows from operating activities for the six months ended June 30, 2006 and 2005 were $588,903 and $779,049, respectively. Working capital, consisting of current assets less current liabilities, was $4,151,828 at June 30, 2006 and $(323,324) at June 30, 2005. During the second quarter of 2006, we completed a private placement of common stock and warrants which generated proceeds of approximately $5.5 million. Consequently, at June 30, 2006 we had $6.3 million of cash. The negative working capital at June 30, 2005 resulted from deferred revenue being recognized for sponsorship/advertising payments received for events occurring after June 30, 2005.

At June 30, 2006 and 2005, accounts receivable had increased $1,690,166 and decreased $414,527 as compared to December 31, 2005 and 2004, respectively. At June 30, 2006 and 2005, deferred revenues had increased $3,861,605 and $2,650,529 as compared to December 31, 2005 and 2004, respectively. Deferred revenues are recorded as AVP collects revenues prior to holding certain events.

Cash flows provided from investing activities for 2006 and 2005 included capital expenditures for the six months ended June 30, 2006 and 2005 of $173,225 and $308,949, respectively. During the six months ended June 30, 2006, AVP purchased a scoreboard and a trailer in preparation for the 2006 tour season, as well as, computer equipment. During the six months ended June 30, 2005, AVP purchased information technology equipment, activation equipment, banners and flags in preparation for the 2005 tour season.

Cash flows provided from financing activities for 2006 and 2005 were $4,617,265 and $3,097,023, respectively. During the second quarter of 2006, we completed a private placement of common stock and warrants which generated net proceeds of $5,034,002, net of offering costs of $466,000. In February 2006, AVP paid the remaining principal amount due on the promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company, was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC in connection with sponsorship sales services previously provided by MPE to the Association. In 2005, upon consummation of the Units Offering on February 28, 2005, AVP realized proceeds of $4,247,023, net of offering costs of $753,038. Also, in 2005, AVP repaid $950,000 on the promissory note to MPE and $200,000 to holders of the bridge financing notes.

Pursuant to Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at an exercise price of $1.00 per share, to accredited investors, for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities was exempt from registration pursuant under Securities Act section 4(2), due to the limited number of investors, all of which are accredited.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 705,882 units, each unit consisting of five shares of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to investor. The sale of the securities was exempt from registration under Securities Act section 4(2), due to there having been only one investor, which is accredited.

In February 2006, we entered a production and distribution agreement with Fox Broadcasting Company ("FBC") in connection with two events. Under the agreement, FBC will have the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

Year Ended December 31, 2005 versus December 31, 2004

OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

                                                      % of Revenue
Operating Income (Loss)                               ------------
and Net Income (Loss)         2005          2004      2005    2004
-----------------------   -----------   -----------   ----   -----
Operating Income (Loss)   $(8,908,127)  $(2,694,427)   (57)%   (22)%
                          -----------   -----------    ---     ---
Net Income (Loss)         $(8,963,956)  $(2,873,112)   (58)%   (23)%
                          ===========   ===========    ===     ===

The 231% increase in annual operating loss in 2005 primarily reflects a $5,640,132 charge to consulting expense, as a result of non-employee warrants valuation under SFAS 123, and $1,259,646 of Merger-related legal costs, SEC reporting requirements costs, and consulting fees payable in connection with the Merger, and the related financing and registration of securities. Such charges and costs were partially offset by a 27% increase in revenue in 2005.

Excluding such warrant consulting expense, Merger-related costs and fees, SEC reporting requirement costs, and financial registration costs and fees, net loss for the year ended December 31, 2005 would have been approximately $2,064,178 compared to $2,873,112 for 2004, a decrease of 28%.

                                                      Percentage
                                                       Increase
Summary Revenue               2005         2004       (Decrease)
-----------------------   -----------   -----------   ----------
Sponsorship               $12,918,471   $ 9,918,117       30%
Activation Fees               638,300       838,776      (24)%
Local Revenue               1,241,222       608,928      104%
Miscellaneous Revenue         783,289       943,184      (17)%
                          -----------   -----------
Total Revenue             $15,581,282   $12,309,005       27%
                          ===========   ===========

Revenue per event averaged $1,112,949 in 2005 (based on 14 events), compared with $1,025,750 in 2004 (based on 12 events).

Sponsorship Revenue. The 30% increase in national, regional, and local sponsorship revenue was primarily due to an increase in contracted-for annual sponsorship revenue, from $9.9 million in 2004 to $12.9 million in 2005. The increase in contracted-for sponsorship revenue reflects increases in the number of events, the amount of network and cable commercial units included in sponsorship packages, and the prices paid by national sponsors for commercial units and on-site exposure. Several 2005 AVP sponsors (including the sponsor responsible for 17% of 2005 revenue) did not renew for 2006. AVP's revenue for 2006 and beyond will depend primarily on our ability to sign new sponsors to replace non-renewing sponsors, re-sign existing sponsors, and increase the rates of our sponsorship fees. In addition, we entered into an agreement with an event promoter in Cincinnati in 2005 pursuant to which the promoter paid AVP a license fee in exchange for the exclusive right to exploit local revenue, including local sponsorship, ticket sales, parking, concessions, and ancillary revenue. This license fee was included in sponsorship revenue for 2005. AVP expects to have similar arrangements with a total of eight promoters in 2006.

Activation Fees. The decrease in activation fees resulted primarily from two 2004 sponsors who used AVP's activation services not returning in 2005. In 2005, a total of 8 sponsors engaged AVP to create, build and/or implement on-site activation programs on behalf of those sponsors. One of the 2005 sponsors that is not returning in 2006 utilized AVP's sponsorship activation services in 2005. AVP's activation fees in 2006 will depend on our ability to have returning sponsors as well as new sponsors elect to utilize our sponsorship activation services in support of their AVP sponsorships.

A detailed analysis of local and miscellaneous sources of revenue for 2005 and 2004 follows:

                                                             Percentage
Local and Miscellaneous Revenue         2005        2004      Increase
----------------------------------   ----------   --------   ----------
Local Revenue
Ticket Sales                         $  620,319   $304,875      103%
Registration Fees                       176,265    126,506       39%
Beach Club (Corporate Hospitality)      260,580    123,688      111%
Suites                                  119,821         --        --
Food and Beverages                       64,237     53,859       19%
                                     ----------   --------      ---
                                     $1,241,222   $608,928      104%
                                     ==========   ========      ===

                                                               Percentage
Miscellaneous Revenue                  2005       2004     Increase/(Decrease)
----------------------------------   --------   --------   -------------------
Trademark Licensing                  $396,806   $339,740           17%
Merchandising                         108,948    327,182          (67)%
Site Fees and State Grants             60,000    116,935          (49)%
Grass-Roots Marketing                 120,680     81,627           48%
International Television Licensing     37,143     75,000          (50)%
Other                                  59,712      2,700         2112%
                                     --------   --------         ----
                                     $783,289   $943,184          (17)%
                                     ========   ========         ====

Local Revenue. The increase in local revenue primarily reflects increases in the number of events, the number of events at which AVP charged for general or reserved seating, the amount charged for general admission and reserved seating, and intensified local marketing and sales efforts. In 2005, AVP charged for general admission at ten events compared with six in 2004. The increase in reserved seating and Beach Club (individual hospitality) revenue in 2005 primarily reflects increased local sales efforts and promotion at each AVP event. For 2006, the Company has decided to eliminate Beach Club seating and instead add additional reserved seating, which management believes will result in higher margins. AVP also enhanced its stadium in 2005 and included corporate/luxury suites which AVP sold in local markets. AVP expects corporate suite sales to increase over time as AVP markets and promotes their availability and benefits.

Miscellaneous Revenue. Miscellaneous revenue primarily decreased because AVP recognized merchandise licensing revenue in 2005 based upon a royalty received from AEG, AVP's event merchandiser, as opposed to gross merchandise revenue received by AVP in 2004, when AVP handled all merchandising operations in-house. AVP engaged AEG for 2005 and 2006 to sell AVP-branded products at events and undertake fulfillment of online sales. AVP receives a royalty on all merchandising revenue. In 2004, gross merchandising revenue was included in miscellaneous revenue (with costs of goods sold included in operating expenses under marketing costs).

The remaining decrease in miscellaneous revenue in 2005 stemmed from a small decline in site fees for one event and a decline in recognized international television licensing. AVP expects site fees to be reduced in 2006, as AVP expects to license local revenue to local event promoters at approximately half the events, rather than retaining local revenue including site fees. Grass-roots marketing revenue primarily reflects an increase in the number of memberships sold as well as an increase in the price of memberships. To reduce logistical issues, AVP will be reducing membership prices in 2006 and member benefits accordingly (e.g. no free t-shirt with membership). International television licensing revenue decreased from $75,000 in 2004 to $37,143 in recognized revenue in 2005 as a result of AVP's uncertainty as to how much earned international television licensing revenue shall be paid to AVP by its 2005 licensing agent, Jones Sagansky Broadcast Group. AVP terminated its agreement with Jones Sagansky Broadcast Group in 2005 and has engaged SFX, Inc. to license our international television rights in 2006.

Gross Profit                             2005          2004
----------------------------------   -----------   -----------
Revenue                              $15,581,282   $12,309,005
Event Costs                           11,512,511     9,125,829
                                     -----------   -----------
Gross Profit                         $ 4,068,771   $ 3,183,176
                                     ===========   ===========
Gross Profit %                                26%           26%

AVP's gross profit for 2005 increased to approximately $4.1 million, or 28% above gross profit in 2004, primarily due to an increase in sponsorship revenue. The gross margin percentage achieved in 2005 remained unchanged from the prior year's, despite the increase in sponsorship revenue, primarily due to increases in prize money, staging costs, and advertising costs. In 2004, AVP and the players extended the exclusive player agreements through December 31, 2008, and, as part of this extension, AVP agreed to increase prize money from $1.6 million in 2004 to $3.0 million in 2005 and by $500,000 in 2006, 2007, and 2008.
Accordingly, management expects prize money to increase at significantly lower rates in those years, compared with the increase between 2004 and 2005.

Staging costs also increased as a result of AVP's using an enhanced stadium for its 2005 events, which included corporate suites at all events. While staging costs are expected to increase at AVP events where AVP is responsible for overseeing construction of the stadium due to increased transportation and labor costs, management expects increased corporate suite sales at the events to offset this increase in staging costs. Management expects gross profit margins to increase in the future through increases in its sponsorship revenue without corresponding increases in event costs, as well as by increasing the number of agreements with event promoters.

Operating Expenses

                                                                              % of Revenue
                                                                ------------------------------------------
                                                                               Increase (Decrease) in % of
Summary Costs                           2005          2004      2005   2004       Revenue 2005 vs. 2004
----------------------------------   -----------   ----------   ----   ----   ----------------------------
Event Costs                          $11,512,511   $9,125,829     74%    74%                0%
Administrative                        10,529,096    3,442,479     68%    28%               40%
Marketing                              2,447,802    2,435,124     16%    20%               (4)%
Interest Expense                         167,859      245,870      1%     2%               (1)%
                                     -----------   ----------    ---    ---                --
Total Costs                          $24,657,268   15,249,302    159%   124%               35%
                                     ===========   ==========    ===    ===                ==

Event costs include the direct cost of producing an event and costs related to television airing. Event costs are recognized on an event-by-event basis, and event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs. Event costs in 2005 increased 26%, primarily as a result of the number of events and increases in the size and scope of events to accommodate and entertain a larger fan base, including a larger stadium build. Event costs as a percentage of revenue remained unchanged at 74% between 2004 and 2005. In 2005, we entered an agreement with an event promoter in Cincinnati, pursuant to which the promoter was required to pay for some event expenses such as stadium, sand, various operation costs (hotel accommodations, certain event personnel, security, etc.), event permits, and marketing and promotion costs. AVP expects to have similar arrangements with a total of eight promoters in 2006.

Administrative costs rose 206% in 2005, due primarily to charges and expenses related to the Merger and financing and registration statement filing. The increase in administrative costs includes a $5,640,132 charge to stock compensation for non-employee warrants valued under SFAS 123 for warrants granted on February 28, 2005, as a result of the Merger. The increase in administrative costs also includes increases in Merger-related legal costs of $346,804, accounting fees of $263,820, SEC filing and registration costs of $483,510, and consulting fees payable in connection with the Merger of $165,512, as well as increases in depreciation expense and budgeted 2005 salaries. Such increases in administrative costs were partially offset by a decrease in amortization expense resulting from the elimination of cable network deferred costs expensed in 2004.

Marketing costs included increases in AVPNext marketing expenditures and public relations costs to $339,266, in 2005, compared with $185,120, in 2004. These increases were partially offset by a reduction in amortization of commissions owed to a related party, Management Plus Enterprises (MPE), for sponsorship sales services provided in 2001 and 2002, as well as reductions in activation costs and promotion.

Interest expense in 2005 decreased 32% from 2004, due to repayment and conversion of short-term debt.

                                             Percentage
Depreciation and                              Increase
Amortization Expense     2005       2004     (Decrease)
--------------------   --------   --------   ----------
Depreciation Expense   $164,148   $ 57,561      185%
Amortization Expense    261,382    688,437      (62)%
                       --------   --------      ---
                       $425,530   $745,998      (43)%
                       ========   ========      ===

The increase in depreciation expense of $106,587 resulted from an increase in depreciable assets, including banners and flags and equipment; information technology equipment (e.g., servers); activation equipment (e.g., kiosks and digital information screens); and leasehold improvements (e.g., installation of an air conditioning unit in AVP's server room).

Amortization expense decreased 62% from 2004, primarily due to the absence in 2005 of cable network deferred costs that amounted to $387,500 in 2004. The decrease in amortization expense was also due to a decline in amortization of MPE deferred commission costs. Deferred commissions charged to operations were $253,339 in 2005, compared to $294,904 in 2004. The underlying MPE sponsorship sales service contract provided for reduced commission rates from year to year.

                                       Percentage
Interest Income     2005       2004     Increase
---------------   --------   -------   ----------
Interest Income   $112,030   $67,185        67%

The increase in interest income of $44,845 reflects interest earned on the proceeds realized from the private placement consummated on February 28, 2005 ("Units Offering").

Liquidity and Capital Resources

Cash flows from operating activities for 2005 and 2004 were $(2,145,569) and $(1,185,774), respectively. Working capital deficiency, consisting of current assets less current liabilities, was $1,197,861 at December 31, 2005 and $3,604,731 at December 31, 2004. The negative working capital for the year ended December 31, 2005 resulted from increased accounts payable and accrued expenses related to the Merger and the delayed effectiveness of the registration statement. The negative working capital for the year ended December 31, 2004 resulted from an increase in debt, including $2,000,000 of short-term bridge financing debt.

At December 31, 2005 and 2004, accounts receivable had decreased $125,135 and increased $169,442, respectively, and deferred revenues had decreased $284,050 and increased $275,050, respectively, over their respective amounts at December 31, 2005 and 2004, as AVP collects revenues prior to holding certain events.

If sponsorship revenue in 2006 is less than AVP anticipates, current working capital could be insufficient to sustain AVP's operations without significantly reducing costs and expenses in connection with the events. Accordingly, AVP is exploring raising equity financing to address this potential risk.

Capital expenditures for the year ended December 31, 2005 and 2004 were $370,131 and $228,416, respectively. During year ended December 31, 2005, AVP purchased sand for certain AVP events not held on beaches, tents, banners and flags and a trailer for the tour season, as well as computer equipment for AVP's corporate office.

Cash flows provided from financing activities for 2005 and 2004 were $2,921,512 and $1,816,667, respectively. Upon consummation of the Units Offering on February 28, 2005, AVP realized proceeds of $4,247,023, net of offering costs of $753,038.

Pursuant to the Units Offering, the Series B Convertible Preferred Stock investors were entitled to penalties if the shares were not registered within four months following the closing. The registration was not declared effective until November 1, 2005. AVP has paid $31,357 of the $311,505 in registration penalties as of December 31, 2005.

In June 2004, the Association borrowed $2,000,000 from AVP, at an interest rate of 10% per annum, through a series of debentures payable to AVP. As part of the Merger, this inter-company indebtedness was cancelled. In addition, NBC and Fox had the right to put their redeemable Series A preferred stock investment back to the Association at the end of the 2005 and 2006 seasons for the amount of their respective investments. Prior to the merger, both NBC and Fox agreed to waive their put rights and converted the Association redeemable preferred stock holdings aggregating $3,657,600 into AVP common stock.

In 2005, AVP repaid $950,000 on a note payable owed to Management Plus Enterprises, Inc., a related party, in connection with sponsorship sales services, $200,000 to holders of the bridge financing notes, and $183,333 to Major League Volleyball, Inc.

Critical Accounting Policies

Revenue and Expense Recognition

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship/advertising revenue during the tour season, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP also derives additional revenue from activation services, promoter fees, event ticket sales, concession rights, event merchandising, licensing, and sanctioning fees. Revenues and expenses from the foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

Recently Issued Accounting Standards

In February 2006, the FASB issued the new standard, Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

In July 2006, FASB issued FASB Interpretation No. 48 ( FIN 48), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes," which is effective for fiscal years beginning after December 15, 2006, and clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of the adoption of FIN 48 on our financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-03, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)" (EITF 06-03). EITF 06-03 applies to taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, and states that the presentation of such taxes on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. Additionally, for such taxes reported on a gross basis, the amount of such taxes should be disclosed in interim and annual financial statements if the amounts are significant. The provisions of EITF 06-03 are effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material impact on the financial position, results of operations or cash flows of AVP.

In March 2006, the FASB issued SFAS No.156, "Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No.140". SFAS 156 amends SFAS 140 to clarify the accounting for servicing assets and servicing liabilities. Among other provisions, the new accounting standard requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 is effective for the fiscal periods beginning after September 15, 2006. The Company is currently evaluating the effect that the adoption of SFAS 156 will have on its consolidated results of operations and financial condition but expects it will not have a material impact.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers and directors as of October 13, 2006.

                                                    Has Served as Director
        Name               Position and Age       or Executive Officer Since
--------------------   ------------------------   --------------------------
Leonard Armato         Chief Executive Officer
                       and Chairman of the
                       Board of Directors; 53     March 25, 2005

Bruce Binkow           Chief Marketing Officer
                       and Director; 49           March 25, 2005

William Chardavoyne    Director; 54               May 10, 2006

Philip Guarascio       Director; 65               March 25, 2005

Jack Kemp              Director; 71               December 16, 2005

Scott Painter          Director; 38               March 25, 2005

Andrew Reif            Chief Operating Officer,
                       Chief Financial Officer,
                       and Secretary; 41          March 25, 2005

Thomas Torii           Controller; 40             March 25, 2005

Brett Yormark          Director; 40               August 31, 2006

Roger L. Werner, Jr.   Director; 56               July 6, 2005

Leonard Armato has been Chairman, Chief Executive Officer, Tour Commissioner and a director of the Association since 2001. Previously, Mr. Armato was Chief Executive of Management Plus Enterprises, Inc. ("MPE"), a sports representation and marketing firm owned by Mr. Armato that he founded in 1988.

Bruce Binkow has been Chief Marketing Officer and a director of the Association since 2001. From 1996, Mr. Binkow worked as executive vice president at MPE. Previously, Mr. Binkow was an Executive Vice President of Marketing at Playboy Enterprises, Inc., a media company, from 1987 to 1991.

William Chardavoyne, Chairman of the Audit Committee and determined by the Board to be "independent" and an audit committee financial expert, held the position of Chief Financial Officer at Activision, Inc., an international publisher of interactive entertainment software products, from 2000 to 2006. Prior to this, Mr. Chardavoyne was Chief Financial Officer for Movietown.com, a development stage Internet company selling home entertainment products and marketing intelligence for the home entertainment industry. From 1987-1998, Mr. Chardavoyne held several senior management positions in operations and finance at Columbia Tri Star Home Video, a subsidiary of Sony Pictures Entertainment. Prior to this, Mr. Chardavoyne was Vice President and Controller for MTV Networks, Inc., a unit of Viacom, where he was responsible for all financial and accounting functions. Mr. Chardavoyne is a certified public accountant and was a Principal of Ernst & Young from 1974 through 1985.

Philip Guarascio has been a member of the board of directors of the Association since 2002. Mr. Guarascio has been a consultant for the National Football League since October 2000 and has been a consultant for the William Morris Agency, a talent agency, since October 2001. In 2000, he retired as the Vice President of Marketing and Advertising for General Motors' North American operations.

Scott Painter has been a member of the board of directors of the Association since 2002. He was a founder and former Chief Executive Officer of CarsDirect.com, an online car dealership, from October 1998 to May 2000. From May 2000 until May 2001, Mr. Painter was Chairman and Chief Executive Officer of Direct.com, an online retailer of high-end consumer goods. From May 2001 until March 2003, Mr. Painter was Founder and Chairman of Build-To-Order, Inc., a start up car company seeking to outsource the engineering and manufacture of production vehicles. Mr. Painter is currently the Chairman and Chief Executive Officer of Zag.com, an online automotive retailer and lead generation company.

Andrew Reif has been Chief Operating Officer of the Association since 2001 and Chief Financial Officer since 2005. As Co-President of Baldwin/Cohen Productions, a motion picture and television programming production company, Mr. Reif supervised the development and production of motion pictures and television productions from 1999 to 2000. From 1995 to 1999, Mr. Reif was a Vice President at International Creative Management, a talent agency.

Thomas Torii has been the Association's controller since 2002. Previously, Mr. Torii was Director of Finance for the Jim Henson Company, a motion picture and television production company, beginning in 2001, and Director of Accounting at Twentieth Century Fox Corporation, a media company, from 1999 to 2001.

Brett Yormark is the President and Chief Executive Officer of Nets Sports and Entertainment. Prior to joining the Nets, Mr. Yormark was vice president, corporate marketing at NASCAR from 2000 to 2005 and managing director, corporate marketing at NASCAR from 1998-2000. Prior to joining NASCAR, Mr. Yormark was senior vice president for corporate marketing for the New Jersey Nets from 1995 to 1998 and vice president for corporate marketing in 1994.

Roger L. Werner, Jr. founded both Speedvision (now Fox's Speed Channel) and Outdoor Life Network and served as President and CEO of both cable networks from 1995 through 2001. Previously, Mr. Werner was a management consultant at McKinsey & Company and served as Chief Operating Officer of ESPN from 1982-1990. Mr. Werner has been Chairman of WATV, Inc., an event and television production company, since 2003.

Jack Kemp is Founder and Chairman of Kemp Partners. From January 1993 until July 2004 he was co-director of Empower America, a Washington, D.C.-based public policy and advocacy organization. In September 2001, Mr. Kemp helped form a new non-partisan, non-profit think tank, the Foundation for the Defense of Democracies, to counter terrorist propaganda efforts, and he has been writing a weekly syndicated column for the Copley News Service nationwide since February of 2000. Prior to founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development and in the United States House of Representatives from 1971-1989. Before his election to Congress in 1970, Mr. Kemp played as a professional football quarterback for 13 years.

Except for Messrs. Werner, Kemp, Chardavoyne and Yormark, each person who serves on our Board of Directors was originally appointed on March 25, 2005, in connection with the transactions contemplated by the Merger. Directors are elected at each annual meeting and serve until the next annual meeting and until their successors have been elected and qualified. Executive officers are appointed for one-year terms and until their successors have been elected and qualified.

No director or executive officer is related to any other director or executive officer by blood or marriage.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities for the years ended December 31, 2005, December 31, 2004, and December 31, 2003, of those persons who were, at December 31, 2005, AVP's chief executive officer or another executive officer whose 2005 compensation exceeded $100,000.

                              Annual   Compensation     Long Term Compensation
                              ------   ------------   -------------------------
Name and Principal            Fiscal
Position                       Year     Salary (1)    Shares Underlying Options
---------------------------   ------   ------------   -------------------------
Leonard Armato,                2005      $350,000             1,502,157
Chief Executive Officer        2004       385,000                    -0-
                               2003       350,000             1,009,768

Bruce Binkow,                  2005      $250,000               346,868
Chief Marketing Officer        2004       220,000                    -0-
                               2003       200,000               201,954

Andrew Reif,                   2005      $240,000               193,424
Chief Operating Officer and    2004       220,000                    -0-
Chief Financial Officer        2003       200,000               201,954

Thomas Torii,                  2005      $155,000                25,000
Chief Accounting               2004       135,000                12,526
Officer                        2003       100,000                    -0-

(1)   No bonuses were paid in any of the relevant years.

Stock Option Plan

Under AVP's 2005 Stock Incentive Plan (the "2005 Plan"), we may grant awards of stock options (including stock purchase warrants) and restricted stock grants to our officers, directors, employees, consultants, players, and independent contractors. We may issue an aggregate of 30,000,000 shares of our common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the Merger Agreement. We may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy our common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of our common stock must be at least 110% of the fair market value of the common stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of our common stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

Option Grants

The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 2005.

                        Option Grants in Last Fiscal Year

                    Number of      Percent of Total
                    Securities      Options Granted    Exercise
                    Underlying       to Employees     Price Per   Expiration
                 Options Granted    in Fiscal Year      Share        Date
                 ---------------   ----------------   ---------   ----------
Leonard Armato      1,502,157             63%           $2.20      6/23/2009
Bruce Binkow          346,868             14%           $2.20      6/23/2009
Andy Reif             193,424              8%           $2.20      6/23/2009
Thomas Torii           25,000              1%           $2.20      6/23/2009

Option Exercises and Fiscal Year-End Values

      The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 2005, by the persons named in the summary compensation table and the fiscal year-end value of unexercised options:

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year End Option Values

                                                   Number of Securities         Value of Unexercisable
                                                  Underlying Unexercised       In-the-Money Options at
                 Number of Shares                   Options at FY-End            Fiscal Year-end (1)
                     Acquired         Value    ---------------------------   ---------------------------
Name                on Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------   ----------------   --------   -----------   -------------   -----------   -------------
Leonard Armato          -0-            $0       6,466,840         -0-         $7,592,599         $0
Bruce Binkow            -0-            $0       1,895,178         -0-         $2,457,100         $0
Andy Reif               -0-            $0         981,900         -0-         $1,071,135         $0
Thomas Torii            -0-            $0          37,526         -0-         $    1,253         $0

Executive Officer Employment Agreements

Pursuant to the merger agreement, the Association entered into employment agreements with Messrs. Leonard Armato, AVP's CEO and Chairman and a director; Bruce Binkow, Chief Marketing Officer and a director; and Andrew Reif, Chief Operating Officer, Chief Financial Officer, and Secretary. Mr. Armato's at-will employment agreement provides for an annual salary of $350,000 with minimum annual increases of 10% and an annual bonus in the range of 50% of annual salary (based on certain to-be-determined milestones); health and disability insurance; a $1,000,000 term life insurance policy; and a monthly car allowance in the amount of $1,000. In the event that Mr. Armato's employment is terminated other than for good cause, he will receive a payment of one year's base salary. Messrs. Binkow's and Reif's employment agreements are of substantially the same form as Mr. Armato's, except that the salaries are $250,000 and $240,000, respectively. For the fiscal year 2005, Messrs. Armato, Binkow, and Reif voluntarily declined the annual bonus and the monthly car allowance they were entitled to per their employment agreements.

Pursuant to a provision of the merger agreement authorizing allocation of warrants, the executive officers were granted four-year Management Warrants to purchase the indicated numbers of shares of common stock, at an exercise price of $2.20 per share (equal to 110% of the market price of a share on the date of grant): Mr. Armato, 1,502,157; Mr. Binkow, 346,868; Mr. Reif, 193,424; Mr.
Torii, 25,000. Per the employment agreements Messrs. Armato, Binkow and Reif also provide that AVP will set aside 10% of the net profits, as defined or as determined by the Compensation Committee, to establish a Profit Sharing Bonus Pool. The Compensation Committee and the Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

Employee Pension Plan

AVP offers its full-time employees a 401k Plan administered by AVP's payroll provider. AVP does not currently make any contributions on behalf of employees.

Compensation of Directors

Our non-management directors receive compensation for service on our Board of Directors or any committee, paid in stock. They receive shares valued at $2,500 for attending board meetings in person, $1,500 for attending board meeting by telephone, and $1,500 for attending committee meetings. Our non-management Committee Chairperson can charge a $200 per hour for time reasonably required to fulfill his duties. In consideration of board services in 2005, Management Warrants to purchase the indicated numbers of shares of common stock have been allocated to non-management directors, as follows: Mr. Guarascio, 39,380; Mr. Painter, 126,811; Mr. Werner, 25,000; Mr. Kemp, 50,000. Mr. Jeffrey Wattenberg, who resigned as a member of our Board of Directors on August 24, 2006, was issued 334,557 Management Warrants in 2005.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
                               STOCKHOLDER MATTERS

The following table sets forth, as of October 13, 2006, the beneficial ownership, as defined in Securities and Exchange Commission Rule 13d-3, of AVP voting securities, by each director and executive officer, all directors and executive officers as a group, and each person or group known by management to be a beneficial owner of more than 5% of any class of voting securities. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

                                Series B Preferred
                                       Stock               Common Stock (1)
                              ----------------------   -----------------------
                              Number of   Percent of    Number of   Percent of
                                Shares       Class       Shares       Class
                              ---------   ----------   ----------   ----------
Leonard Armato(2)(3)               -0-         -0-      8,262,638      31.6
Bruce Binkow(2)(4)                 -0-         -0-      1,895,178       8.8
William J. Chardavoyne(2)          -0-         -0-         21,031         *
Philip Guarascio(2)(4)             -0-         -0-        165,771         *
Jack Kemp(2)(4)                    -0-         -0-         28,117         *
Scott Painter(2)(4)                -0-         -0-        780,573       3.8
Andrew Reif(2)(4)                  -0-         -0-        981,900       4.7
Thomas Torii(2)(4)                 -0-         -0-         33,890         *
Brett Yormark(2)                   -0-         -0-         56,644         *
Robert L. Werner, Jr.(2 (4)        -0-         -0-         26,829         *
All directors and executive
  officers as a group,
  including those named
  above (9 persons)                -0-         -0-     12,907,435      42.1
AEG(5)                             -0-         -0-      1,129,261       5.7
Amtrust Financial Group(6)         -0-         -0-      4,235,292      20.8
Diker Micro Value Fund,
  LP; Diker Micro Value
  QP Fund, LP; Diker
  Micro and Small Cap
  Fund, LP; Diker Micro
  And Small Cap Offshore
  Fund, Ltd.(7)                    -0-         -0-      3,247,062      16.4
Fox(8)                             -0-         -0-      2,345,260      11.9
Highbridge(9)                  29,472        39.4       1,026,731       5.0

*     Less than 1%.

(1) Includes shares issuable upon conversion of Series B Preferred Stock reflected in the table opposite the identified person or group, as well as exercise of currently exercisable stock options or warrants to acquire shares, as set forth in the succeeding notes. In accordance with SEC rules, each owner's or group's percentage is computed assuming conversion or exercise of only that person's convertible securities, options, or warrants.

(2) Address is c/o AVP Pro Beach Volleyball Tour, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

(3) Common stock includes 6,466,840 shares issuable upon exercise of currently exercisable stock options and a warrant.

(4) All shares of common stock are issuable upon exercise of currently exercisable stock options and warrants.

(5)   1111 South Figueroa Street Suite 3100 Los Angeles, CA 90015.

(6) The stockholder's address is 10451 Mill Run Circle, Owings Mills, MD 21117. Common stock includes 705,882 shares issuable upon exercise of warrants issued.

(7) The stockholder's address is 745 Fifth Avenue, Suite 1409, New York, NY 10151. Common stock includes 541,177 shares issuable upon exercise of warrants.

(8) The stockholder's address is c/o Fox Sports Net, 10201 W. Pico Boulevard, Building 101, Suite 5420, Los Angeles, CA 90035.

(9) The stockholder's address is 9 West 57th Street, 27th Floor, New York, NY 10019. Common stock includes 179,042 shares issuable upon exercise of a currently exercisable warrant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Mr. Leonard Armato is the sole owner of MPE, which owned MPE Sales, LLC prior to its sale to the Association. MPE entered an agreement with the Association on August 15, 2001 pursuant to which MPE was engaged to secure sponsorship agreements in return for a commission (the "Sales Agreement"). The Sales Agreement remained in place through December 31, 2002, and MPE was projected to earn approximately $1.6 million in commissions through 2005 based upon the sponsorship agreements secured by MPE during the term of the Sales Agreement. MPE assigned the Sales Agreement to the LLC in 2003. The Association acquired the LLC later in 2003 for a convertible promissory note with a principal amount of approximately $1.4 million, of which $250,000 was paid from the proceeds of the February 2005 Financing, concurrently with the Merger Closing. The balance was paid on February 28, 2006.

Mr. Scott Painter, a member of the Board of Directors, entered a consulting agreement with us whereby he was compensated as a financial advisor in specified areas relating to our operations and fund-raising efforts. Specifically, Mr. Painter gave Association officers advice regarding valuation of the Association, financial modeling, and structure of financings. He also consulted with the officers regarding proposed transactions and participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer for the February 2005 Financing. Mr. Painter did not in any circumstance solicit investors. For his services, Mr. Painter received compensation equal to $150,000 in cash and a Management Warrant to purchase a total of 527,213 shares of our common stock, at an exercise price of $2.20 per share, equal to 110% of the market price of a share on the date of grant.

Until February 28, 2006, we retained a firm controlled by Jeffrey Wattenberg, a former member of our Board of Directors, for a $20,000 monthly fee for consulting, advisory, and investor relations services. Pursuant to the Merger Agreement, Mr. Wattenberg was granted a Management Warrant to purchase 334,557 shares.

Fox, an owner of more than 5% of our outstanding common stock, distributes our programming on broadcast and cable television.

On February 21, 2006, we entered into an agreement with Fox pursuant to which Fox agreed to produce and distribute one AVP tournament final on May 20, 2006 and one AVP tournament final on June 17, 2006. As consideration for Fox's production and distribution services, we issued 666,667 shares of common stock, par value $0.001 per share.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers, or agents. Sales may be made from time to time on the over-the-counter market, or on any other exchange upon which our shares may trade in the future, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices.

Sales of common stock may be effected from time to time in one or more types of transactions (which may include block transactions) on the OTCBB, in negotiated transactions, through put or call options transactions relating to the shares, through short sales, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised AVP that they have not entered into any agreement, understanding, or arrangement, with any underwriter or broker-dealer regarding the sale of their securities. The selling stockholders have agreed to comply with Regulation M.

The selling stockholders may effect sales directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any brokers, dealers, or agents that participate in the distribution of the common stock are deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers, or agents are deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers, and agents. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will receive proceeds from the options and the warrants, if exercised for cash.

                              SELLING STOCKHOLDERS

The following table sets forth the name of each person who, by this prospectus, is offering common stock for resale; the number of shares of common stock beneficially owned by each person; the number of shares of common stock that may be sold in this offering; and the number and percentage of shares of common stock each person will own after the offering, assuming all offered shares are sold. Percentages are determined pursuant to Exchange Act Rule 13d-3. The selling stockholders may be deemed underwriters.

                                                                   Percentage
                                                                       of
                          Shares                      Shares       Outstanding
                       Beneficially     Shares     Beneficially     Shares
                          Owned       to be Sold      Owned       Beneficially
                          Before        in the       after the     Owned After
Selling Stockholder      Offering      Offering      Offering       Offering
--------------------   ------------   ----------   ------------   ------------
Angela Akers                8,531         8,531         --             0%
Billy Allen                    20            20         --             0%
Lisa Arce                   6,875         6,875         --             0%
Nikki Audette                 879           879         --             0%
Eduardo Bacil               1,336         1,336         --             0%
Paul Baxter                 4,848         4,848         --             0%
Dain Blanton               11,600        11,600         --             0%
Aaron Boss                  1,712         1,712         --             0%
Ashley Bowles               1,700         1,700         --             0%
Danalee Bragado               164           164         --             0%
Nicole Branagh              1,066         1,066         --             0%
Carrie Busch               14,001        14,001         --             0%
Daven Casad-Allison         1,382         1,382         --             0%
Canyon Ceman                3,925         3,925         --             0%
Jill Changaris                770           770         --             0%
Kimberly Coleman            1,447         1,447         --             0%
Brian Corso                    59            59         --             0%
Phil Dalhausser             4,216         4,216         --             0%
Scott Davenport             1,524         1,524         --             0%
Annett Davis               25,319        25,319         --             0%
Steve Delaney                  99            99         --             0%
Diane DeNecochea            1,667         1,667         --             0%
Brent Doble                 2,152         2,152         --             0%
Jake Elliott                1,019         1,019         --             0%
Eli Fairfield               1,851         1,851         --             0%

David Fischer                 445           445         --             0%
Eric Fonoimoana            14,674        14,674         --             0%
Barbra Fontana             12,682        12,682         --             0%
Tanya Fuamatu               2,691         2,691         --             0%
Matthew Fuerbringer        12,453        12,453         --             0%
Erin Galli                    439           439         --             0%
Jake Gibb                  18,269        18,269         --             0%
Courtney Guerra             2,080         2,080         --             0%
Chris Guigliano               198           198         --             0%
Leanne Haarbauer              186           186         --             0%
Albert Hannemann            1,168         1,168         --             0%
Tyra Harper Turner          4,467         4,467         --             0%
Matt Heath                  1,465         1,465         --             0%
Valinda Hilleary              482           482         --             0%
Dax Holdren                 4,669         4,669         --             0%
Makalani Hovey                 44            44         --             0%
John Hyden                  7,463         7,463         --             0%
Heidi Ilustre               2,691         2,691         --             0%
Casey Jennings             13,542        13,542         --             0%
Adam Jewell                13,375        13,375         --             0%
Denise Johns                  779           779         --             0%
Jenny Johnson Jordan       18,520        18,520         --             0%
Colin  Kaslow                  20            20         --             0%
Pat Keller                  4,945         4,945         --             0%
Jennifer Kessy             14,436        14,436         --             0%
Karch Kiraly               20,018        20,018         --             0%
Jenelle Koester               987           987         --             0%
Michael Lambert            28,174        28,174         --             0%
Scott Lane                    851           851         --             0%
Jason Lee                   1,663         1,663         --             0%
Angela Lewis                  274           274         --             0%
Brian Lewis                 2,612         2,612         --             0%
Priscilla Lima                373           373         --             0%
Katherine Lindquist         3,226         3,226         --             0%
Tracy Lindquist             3,226         3,226         --             0%
Jose Loiola                 1,742         1,742         --             0%
Ty Loomis                     406           406         --             0%
Heather Lowe                4,233         4,233         --             0%
Nick Lucena                 4,082         4,082         --             0%
Gaston Macau                  297           297         --             0%
Morgan Mainz                   20            20         --             0%
Ryan Mariano                1,523         1,523         --             0%
Nancy Mason                14,001        14,001         --             0%
Everett Matthews              119           119         --             0%
Chip McCaw                  1,128         1,128         --             0%
Holly McPeak               29,127        29,127         --             0%
Leanne McSorley            10,220        10,220         --             0%
Anthony Medel                 772           772         --             0%
Andre Melo                    277           277         --             0%
Jennifer Meredith           8,399         8,399         --             0%
Stein Metzger               4,669         4,669         --             0%
AJ Mihalic                     99            99         --             0%

Marsha Miller                 691           691         --             0%
Jeff Minc                     287           287         --             0%
Dan Mintz                      99            99         --             0%
Sharman Mitchell              603           603         --             0%
John Moran                    584           584         --             0%
Michelle More                 154           154         --             0%
Chad Mowrey                 2,227         2,227         --             0%
Jim Nichols                 2,348         2,348         --             0%
Brooke Niles                2,080         2,080         --             0%
Jeff Nygaard               11,645        11,645         --             0%
Barbara Nyland                927           927         --             0%
Marla O'Hara                  274           274         --             0%
Matt Olson                  2,348         2,348         --             0%
Liz Pagano                    428           428         --             0%
Diane Pascua                  164           164         --             0%
Jennifer Pavley             4,233         4,233         --             0%
Alicia Polzin               2,100         2,100         --             0%
Tony Pray                      20            20         --             0%
Ed Ratledge                 2,227         2,227         --             0%
Helen Reale                   241           241         --             0%
Jason Ring                 10,709        10,709         --             0%
Adam Roberts                1,694         1,694         --             0%
Paula Roca                  4,248         4,248         --             0%
Todd Rogers                13,308        13,308         --             0%
Julie Romias                  362           362         --             0%
Sean Rosenthal             12,435        12,435         --             0%
Gracie Santana-Baeni        4,396         4,396         --             0%
Sean Scott                 19,741        19,741         --             0%
Saralyn Smith                 647           647         --             0%
David Smith                   841           841         --             0%
Suzanne Stonebarger           154           154         --             0%
Sarah Straton               5,202         5,202         --             0%
Jon Thompson                   59            59         --             0%
Brad Torsone                  683           683         --             0%
Ty Tramblie                    20            20         --             0%
Chad Turner                 1,308         1,308         --             0%
Franci Van Zweiten            472           472         --             0%
Andrew Vazquez                 79            79         --             0%
Rachel Wacholder            7,632         7,632         --             0%
Aaron Wachtfogel              129           129         --             0%
Kerri Walsh                39,853        39,853         --             0%
Mike Whitmarsh              3,628         3,628         --             0%
Amber Willey                   22            22         --             0%
Mark Williams                 451           451         --             0%
Makare Wilson               4,632         4,632         --             0%
Adam Witt                   3,682         3,682         --             0%
Larry Witt                 13,920        13,920         --             0%
Scott Wong                  4,848         4,848         --             0%
Kevin Wong                 13,981        13,981         --             0%
Ali Wood                    1,689         1,689         --             0%
                          -------       -------        ---           ---
                          597,368       597,368          0             0%
                          =======       =======        ===           ===

                            DESCRIPTION OF SECURITIES

The following description of the material terms of our capital stock summarizes provisions of our Amended and Restated Certificate of Incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

CAPITALIZATION

We are currently authorized to issue 80,000,000 shares of common stock, $0.001 par value and 2,000,000 shares of preferred stock, $0.001 par value. As of October 13, 2006 we had outstanding 19,690,185 shares of common stock; 71,020 shares of Series B Preferred Stock, which are convertible into 1,979,327 shares of common stock at a 27.87 conversion rate; and options and warrants to purchase 18,257,340 shares of common stock.

COMMON STOCK

The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Our stockholders are not entitled to cumulative voting. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. In the event of liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities, and after provision has been made for each class of stock having preference over the common stock, including the shares of Series B Preferred Stock. Holders of the shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Pursuant to the 2006 Financing, AVP sold 6,470,590 shares of common stock and five-year warrants to purchase 1,294,118 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $5,500,001.50.

PREFERRED STOCK

The Preferred Stock may be issued without further stockholder approval, in one or more series, with such voting powers, dividend rights, designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors before the issuance thereof.

SERIES B PREFERRED STOCK

A holder of the Series B Preferred Stock has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire the Series B Preferred Stock. Unless converted or redeemed, the Series B Preferred Stock has a perpetual term.

The Series B Preferred Stock is senior to the common stock with respect to payment of amounts upon liquidation, dissolution or winding up. While any Series B Preferred Stock is outstanding, we cannot authorize, create, or increase the authorized amount of any class or series of stock that ranks prior or senior to, or in parity with, the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up, without the consent of the holders of a majority of the Series B Preferred Stock.

The holders of Series B Preferred Stock will receive dividends when, and if, declared on our common stock, on an as-converted basis. The holders of Series B Preferred Stock will be entitled to receive, in the event of liquidation, dissolution, whether voluntary or involuntary, payment of $33.93 for each share of Series B Preferred Stock held, in preference to holders of any junior class of stock.

The holders of Series B Preferred Stock have the right, exercisable at any time, to convert each share into 27.87 shares of common stock. The conversion ratio may be increased, on a weighted average basis, upon issuances of the common stock or securities convertible into common stock at a purchase price or conversion price less than the Series B Preferred Stock conversion price then in effect.

The holders of Series B Preferred Stock vote with holders of common stock in all matters in which they are entitled to vote. Each share of Series B Preferred Stock carries a number of votes equal to the number of shares of common stock into which such share is convertible. The approval of the holders of a majority of the outstanding Series B Preferred Stock is required to amend our Certificate of Incorporation to adversely affect the rights of holders of Series B Preferred Stock, or to authorize, create, or increase the authorized amount of any class of stock giving rights senior to, or in parity with, the holders of Series B Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution, or winding up.

The Series B Preferred Stock may be redeemed at our election, after the fifth anniversary of issuance on 30 days notice, at a redemption price of $33.93 per share. We have the option to convert the Series B Preferred Stock into common stock on 30 days notice, if a resale registration statement covering the underlying common stock is effective, our common stock is quoted on the OTCBB or a similar electronic quotation system or stock exchange, the closing price per share, or the average of the closing bid and ask prices per share, if applicable, have been at least twice the quotient obtained by dividing the Series B Preferred Stock redemption price by its conversion rate, and the daily trading volume of our common stock for 30 consecutive trading days averages at least 2,000,000 shares.

WARRANTS

The units sold in the Bridge Financing included two-year warrants to purchase a total of 472,000 shares of common stock at a purchase price of $2.10 per share, which warrants were scheduled to expire in June 2006. In April 2006, the Board of Directors of AVP, Inc. agreed to extend the warrants for an additional 18-month period through December 2007.

In connection with consummation of the Merger, AVP issued four-year warrants to purchase a total of 4,424,260 shares of common stock at a price of $2.20 per share.

The units sold in the February 2005 Financing included 36,841 five-year warrants, each exercisable to purchase 27.87 shares of our common stock at a price of $1.7046 per share. In connection with the February 2005 Financing, the placement agent received a five-year warrant to purchase up to 480,993 shares of our common stock at an exercise price of $1.0395 per share that may be exercised on a cashless basis.

The units sold in the 2006 Financing included five-year warrants to purchase 1,294,118 shares of our common stock at a price of $1.00 per share. In connection with the offering, the placement agent received a five-year warrant to purchase up to 621,177 shares of our common stock at an exercise price of $1.00 per share that may be exercised on a cashless basis.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and provided that with respect to any criminal action or proceeding, the person had no reasonable cause to believe was unlawful. Furthermore, the personal liability of our directors is limited as provided in our certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

Our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 appearing in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in issuing such reports.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.avp.com. Information contained in our web site is not part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Registered Public Accounting Firm..................    F-2
Consolidated Balance Sheet as of December 31, 2005.......................    F-3
Consolidated Statements of Operations for the Years Ended December 31,
  2005 and 2004..........................................................    F-4
Consolidated Statements of Changes in Stockholders' Deficiency for the
  Years Ended December 31, 2005 and 2004.................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
  2005 and 2004..........................................................    F-6
Notes to Consolidated Financial Statements...............................    F-8
Unaudited Consolidated Balance Sheet as of June 30, 2006.................   F-26
Unaudited Consolidated Statements of Operations for the six months
  ended June 30, 2006 and 2005...........................................   F-27
Unaudited Consolidated Statements of Changes in Stockholders' Equity
  (Deficiency) for the six months ended June 30, 2006 and 2005...........   F-28
Unaudited Consolidated Statements of Cash Flows for the six months
  ended June 30, 2006 and 2005...........................................   F-28
Unaudited Notes to Consolidated Financial Statements.....................   F-31

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of AVP, Inc.

We have audited the accompanying consolidated balance sheet of AVP, Inc. and subsidiary (AVP) as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of AVP's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AVP as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.
Los Angeles, California

February 28, 2006, except for paragraph 3 of Note 15, as to which the date is April 13, 2006

                                    AVP, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                              December 31,
                                                                                  2005
                                                                              ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                   $  1,143,345
  Accounts receivable, net of allowance for doubtful accounts of $49,232           484,770
  Prepaid expenses                                                                 158,054
  Current portion of investment in sales-type lease                                145,768
                                                                              ------------
  TOTAL CURRENT ASSETS                                                           1,931,937
                                                                              ------------
PROPERTY AND EQUIPMENT, net                                                        288,409
                                                                              ------------
OTHER ASSETS
  Investment in sales-type lease                                                   416,551
  Other assets                                                                      38,641
                                                                              ------------
  TOTAL OTHER ASSETS                                                               455,192
                                                                              ------------
  TOTAL ASSETS                                                                $  2,675,538
                                                                              ============
LIABILITIES AND STOCKHOLDERS' DEFICIENCY CURRENT LIABILITIES
  Notes payable                                                               $    600,071
  Accounts payable                                                                 711,303
  Accrued expenses                                                               1,576,435
  Accrued interest                                                                 125,989
  Deferred revenue                                                                 116,000
                                                                              ------------
  TOTAL CURRENT LIABILITIES                                                      3,129,798
                                                                              ------------
OTHER LIABILITIES
  Long-term deferred revenue                                                       150,000
                                                                              ------------
  TOTAL LIABILITIES                                                              3,279,798
                                                                              ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY
  Preferred stock, 2,000,000 shares authorized:
    Series A convertible preferred stock, $.001 par value, 1,000,000 shares
    authorized, no shares issued and outstanding                                        --
    Series B convertible preferred stock, $.001 par value, 250,000 shares
    authorized, 94,488 shares issued and outstanding                                    94
  Common stock, $.001 par value, 80,000,000 shares authorized, 11,669,931
    shares issued and outstanding                                                   11,670
  Additional paid-in capital                                                    32,183,810
  Accumulated deficit                                                          (32,799,834)
                                                                              ------------
  TOTAL STOCKHOLDERS' DEFICIENCY                                                  (604,260)
                                                                              ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                              $  2,675,538
                                                                              ============

                 See notes to consolidated financial statements.

                             AVP, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 Year Ended December 31,
                                             -------------------------------
                                                 2005               2004
                                             ------------       ------------
REVENUE
  Sponsorships                               $ 12,918,471       $  9,918,117
  Other                                         2,662,811          2,390,888
                                             ------------       ------------
  TOTAL REVENUE                                15,581,282         12,309,005
EVENT COSTS                                    11,512,511          9,125,829
                                             ------------       ------------
  Gross Profit                                  4,068,771          3,183,176
                                             ------------       ------------
OPERATING EXPENSES
  Marketing                                     2,447,802          2,435,124
  Administrative                               10,409,819(1)       3,442,479
  Impairment loss for fixed assets                119,277                 --
                                             ------------       ------------
  TOTAL OPERATING EXPENSES                     12,976,898          5,877,603
                                             ------------       ------------
OPERATING LOSS                                 (8,908,127)        (2,694,427)

OTHER INCOME (EXPENSE)
  Interest expense                               (167,859)          (245,870)
  Interest income                                 112,030             67,185
                                             ------------       ------------
  TOTAL OTHER INCOME (EXPENSE)                    (55,829)          (178,685)
                                             ------------       ------------
LOSS BEFORE INCOME TAXES                       (8,963,956)        (2,873,112)
INCOME TAXES                                           --                 --
                                             ------------       ------------
NET LOSS                                     $ (8,963,956)      $ (2,873,112)
                                             ============       ============
Basic and diluted loss per share             $      (1.03)      $      (0.97)
                                             ============       ============
Weighted average common shares outstanding      8,681,388          2,973,861
                                             ============       ============

(1) Administrative includes stock based compensation of $5,640,132 for the year ended December 31, 2005.

                 See notes to consolidated financial statements.

                                    AVP, INC.

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY

                                  Series A         Series B
                              Preferred Stock  Preferred Stock      Common Stock      Additional                    Total
                              ---------------  ---------------  -------------------    Paid-in     Accumulated  Stockholders'
                               Shares  Amount   Shares  Amount    Shares     Amount    Capital       Deficit      Deficiency
                               ------  ------  -------  ------  ----------  -------  -----------  ------------  -------------
Balance, January 1, 2004          --     $--        --   $ --    2,973,861  $ 2,974  $16,118,266  $(20,962,766)  $(4,841,526)
Net loss                          --      --        --     --           --       --           --    (2,873,112)   (2,873,112)
                                 ---     ---   -------   ----   ----------  -------  -----------  ------------   -----------
Balance, December 31, 2004        --      --        --     --    2,973,861    2,974   16,118,266   (23,835,878)   (7,714,638)
Merger of AVP, Inc. into the
  Association ("the reverse
  merger")                        --      --        --     --    2,251,474    2,251     (954,175)           --      (951,924)
Conversion of 10%
  convertible notes payable       --      --        --     --    1,707,683    1,708    2,288,640            --     2,290,348
Conversion of Series A
  redeemable preferred stock      --      --        --     --    2,317,188    2,317    3,655,283            --     3,657,600
Private placement units (net
  of offering costs of
  $753,038)                       --      --   147,364    147           --       --    4,246,876            --     4,247,023
Conversion of Series B
  Preferred Stock to
  common stock                    --      --   (52,876)   (53)   1,284,877    1,285       (1,232)           --            --
Payment of accrued
  registration penalty in
  common stock                    --      --        --     --        5,587        6        7,816            --         7,822
Conversion of AEG note
  payable to common stock         --      --        --     --    1,129,261    1,129    1,182,204            --     1,183,333
Compensation expense from
  issuance of warrants            --      --        --     --           --       --    5,640,132            --     5,640,132
Net loss                          --      --        --     --           --       --           --    (8,963,956)   (8,963,956)
                                 ---     ---   -------   ----   ----------  -------  -----------  ------------   -----------
Balance, December 31, 2005        --     $--    94,488   $ 94   11,669,931  $11,670  $32,183,810  $(32,799,834)  $  (604,260)
                                 ===     ===   =======   ====   ==========  =======  ===========  ============   ===========

                 See notes to consolidated financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Year Ended December 31,
                                                               -------------------------
                                                                   2005          2004
                                                               -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $(8,963,956)  $(2,873,112)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization of property and equipment        164,148        57,561
    Loss (gain) on property and equipment                          119,277            --
    Interest income on investment in sales-type lease              (39,596)      (67,185)
    Amortization of deferred commissions                           253,339       294,904
    Other amortization                                               8,043         6,033
    Amortization of deferred costs                                      --     1,352,100
    Allowance for doubtful accounts                                 39,232        10,000
    Compensation from issuance of stock options and warrants     5,640,132            --
  Decrease (increase) in operating assets:
    Accounts receivable                                            125,135      (169,442)
    Investment in and due from joint venture                            --       291,084
    Prepaid expenses                                              (131,448)      (26,606)
    Other assets                                                    (3,946)       (1,305)
  Increase (decrease) in operating liabilities:
    Accounts payable                                               396,504      (625,052)
    Accrued expenses                                               589,955       211,950
    Accrued officer compensation                                   (43,208)     (167,625)
    Accrued interest                                                (7,308)      245,871
    Deferred revenue                                              (284,050)      275,050
                                                               -----------   -----------
      NET CASH FLOWS FROM OPERATING ACTIVITIES                  (2,137,747)   (1,185,774)
                                                               -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in property and equipment                          (370,131)     (228,416)
    Investment in sales-type lease                                 105,600       158,400
                                                               -----------   -----------
      NET CASH FLOWS FROM INVESTING ACTIVITIES                    (264,531)      (70,016)
                                                               -----------   -----------

                 See notes to consolidated financial statements.

                                    AVP. INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                                             Year Ended December 31,
                                                            ------------------------
                                                                2005         2004
                                                            -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of capital stock                       $ 5,000,061   $       --
  Offering costs                                               (753,038)          --
  Proceeds from borrowing                                            --    2,000,000
  Debt repayments                                            (1,333,333)    (183,333)
                                                            -----------   ----------
    NET CASH FLOWS FROM FINANCING ACTIVITIES                  2,913,690    1,816,667
                                                            -----------   ----------
    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        511,412      560,877
    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                631,933       71,056
                                                            -----------   ----------
    CASH AND CASH EQUIVALENTS, END OF YEAR                  $ 1,143,345   $  631,933
                                                            ===========   ==========
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash paid during the year for:
  Interest                                                  $    86,159   $   48,939
                                                            ===========   ==========
  Income taxes                                              $       800   $       --
                                                            ===========   ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION
  Net liabilities assumed in merger
    Cash                                                    $     4,217   $       --
    Accounts payable                                           (261,857)          --
    Accrued expenses                                           (173,934)          --
                                                            -----------   ----------
                                                            $  (431,574)  $       --
                                                            ===========   ==========
  Conversion of Association redeemable preferred stock
    into common stock                                       $ 3,657,600   $       --
                                                            ===========   ==========
  Conversion of 10% convertible notes payable into
    common stock                                            $ 2,290,348   $       --
                                                            ===========   ==========
  Conversion of AEG note payable to common stock            $ 1,183,333   $       --
                                                            ===========   ==========
  Payment of accrued registration penalty in common stock   $     7,822   $       --
                                                            ===========   ==========

                 See notes to consolidated financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF OPERATIONS

AVP, Inc. (AVP), domesticated in Delaware on August 6, 1990, is the sole stockholder of AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc., a Delaware corporation (the "Association"), which is the sole nationally recognized men's and women's U.S. professional beach volleyball tour. AVP conducts professional beach volleyball activities in the United States, including tournaments, sponsorships sales, broadcast rights, licensing and trademark agreements, sales of food, beverage and merchandise at tournaments, player contracts and other associated activities.

On July 28, 2003, the Association merged with Digital Media Campus, Inc. (DMC), its then sole stockholder, in a transaction accounted for as a transfer between entities under common control with the Association as the surviving entity. The accompanying financial statements have been prepared including the net assets and results of operations of DMC as if the merger occurred January 1, 2003.

2.    MERGER

On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP named Othnet Merger Sub, Inc., a Delaware corporation, and the Association consummated a merger pursuant to an Agreement and Plan of Merger dated as of June 29, 2004, as amended. As a result of the merger, the Association, which survived the merger, became AVP's wholly owned subsidiary, and AVP issued to Association stockholders common stock.

In the second half of 2004, AVP issued $2,360,000 principal amount of 10% convertible notes and, as required by the merger agreement, loaned $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants) (the "Bridge Financing"). It was a condition to the closing of the merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) be converted into common stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "February 2005 Financing"), concurrently with the merger closing.

Each share of Series B preferred stock is convertible into 24.3 shares of AVP common stock and carries the number of votes that equals the number of shares into which it is convertible.

In accordance with the merger agreement, the outstanding shares of the Association's common stock were converted into 2,973,861 shares of AVP common stock. The Association also had outstanding options and warrants that, as a result of the merger agreement, now represent the right to purchase 8,842,839 shares of AVP common stock.

As part of the merger, the Association's preferred stockholders converted $3,657,600 of redeemable preferred stock into 2,317,188 shares of AVP common stock. In addition, as part of the merger, holders of Bridge Financing convertible notes converted $2.1 million into 1,707,672 shares of AVP common stock. In February 2005, the two television networks waived their put rights on their redeemable Series A preferred stock that AVP previously issued to them, and subsequently converted the preferred stock into common stock pursuant to the merger.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    MERGER (CONTINUED)

Concurrent with the merger, AVP raised $5,000,061 through the February 2005 Financing, representing 147,364 shares of Series B Convertible Preferred Stock, which are convertible into 3,580,945 shares of AVP common stock.

In conjunction with the merger, AVP was obligated to grant warrants to purchase 5,677,590 shares of common stock as consideration for services that facilitated the merger.

Upon consummation of the merger and the private offering, the Association's former stockholders held common stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association's executive officers became AVP's executive officers; and Association designees constituted a majority of the Board of Directors.

Because AVP was a publicly traded shell corporation at the time of the merger, the transaction is being accounted for as a capital transaction; the equivalent of AVP's issuing stock for the Association's net assets, accompanied by a recapitalization of AVP. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of the Association.

Accordingly, the Association, which was the acquired entity from the legal standpoint, is the acquirer from the accounting standpoint, and AVP, which was the acquirer from the legal standpoint, is the accounting acquiree.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provided that if a registration statement was not filed by April 15, 2005 or did not become effective by June 28, 2005, AVP must pay a penalty to the Series B preferred stock stockholder of approximately $50,000 for each month that the penalty condition was not satisfied, until August 28, 2005, when the monthly penalty increased to $100,000 for each month. The registration statement became effective on November 1, 2005 and, accordingly, AVP incurred $311,505 in penalties.

On August 23, 2005 the stockholders gave approval to amend the Articles of Incorporation increasing the number of authorized shares of common stock to 300,000,000 shares and to amend the Articles of Incorporation to effect a 1 for 10 reverse stock split. The Articles of Incorporation were subsequently amended to reduce the authorized shares of common stock to 80,000,000.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement, the authorization of additional shares and the reverse stock split, which was effective on December 16, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The consolidated financial statements include the accounts of AVP and its significant subsidiary in which a controlling interest is held. All intercompany transactions have been eliminated.

                                Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

                                Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include acquisition liabilities associated with the Othnet merger, accrued expenses, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes and tax valuation reserves. Actual results could differ materially from these estimates.

                         Revenue and Expense Recognition

The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue during the tour, as the events occur and collection is reasonably assured, in the proportion that prize money for an event bears to total prize money for the season. Cash collected before the related events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid before the related events are recorded as deferred costs and expensed at the time the event occurs.

AVP also derives additional revenue from activation services, event ticket sales, concession rights, event merchandising, licensing, and sanctioning fees. Revenues and expenses from foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

                       Fair Value of Financial Instruments

AVP considers the recorded carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses and notes payable to approximate their respective fair values because of the short maturities of these instruments.

                            Cash and Cash Equivalents

Cash equivalent consists primarily of cash, money market account, and accounts receivable with an initial term of less than three months.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                               Accounts Receivable

Accounts receivable consist primarily of amounts due from sponsors and licensees for sponsorship fees and royalties, respectively. Such amounts are billed when due under the terms of the respective sponsorship agreements, or, in the case of royalties, when earned. AVP performs ongoing credit evaluations of its customers and extends credit without requiring collateral. AVP does not accrue finance or interest charges on outstanding receivable balances. Accounts receivable are carried at outstanding principal less any allowance for doubtful accounts. The Company writes off uncollectible receivables against the allowance for doubtful accounts when the likelihood of collection is remote. On a periodic basis, the Company evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based on the history of past write-offs, collections, and current credit condition. The allowance for doubtful accounts was $49,232 as of December 31, 2005.

             Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject AVP to a concentration of credit risk consist principally of accounts receivable and uninsured cash deposits. AVP places its cash deposits with what management believes are high-credit quality financial institutions. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. Concentrations of credit risk with respect to accounts receivable are present due to the small number of customers comprising the Company's customer base. However, the credit risk is reduced through the Company's efforts to monitor its exposure for credit losses and by maintaining allowances, if necessary. Two sponsors accounted for approximately 27% of the Company's total revenue during 2005 and one sponsor accounted for approximately 18% of the Company's total revenue during 2004. At December 31, 2005, three customers accounted for approximately 48% of the Company's outstanding accounts receivable balance.

                          Depreciation and Amortization

Depreciation and amortization of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets as follows:

        Assets             Useful Lives
------------------------   ------------
Furniture and equipment       3 years
Transportation equipment      3 years

Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.

                                Long-Lived Assets

In accordance with SFAS No. 144, when facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of the recoverability is performed by comparing the carrying value of the assets to the estimated undiscounted future cash flows. If the estimated undiscounted future cash flows are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. In addition, the remaining estimated useful life or amortization period for the impaired asset would be reassessed and revised if necessary. During 2005, AVP recognized an impairment loss of $119,277 for property and equipment that was impaired and no longer used in operations since the sponsor and the event for which such property and equipment were used did not renew for 2006.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                             Bartering Transactions

AVP barters advertising for products and services. Revenue and related expenses from barter transactions are recorded at fair value in accordance with EITF 99-17, Accounting for Advertising Barter Transactions. Revenue from barter transactions is recognized in accordance with AVP's revenue recognition policies. Expenses for barter transactions are generally recognized as incurred.

                              Comprehensive Income

Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders' equity that, under U.S. generally accepted accounting principles are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. AVP has not had any such items in the prior two years and, consequently, net income (loss) and comprehensive income (loss) are the same.

                                   Advertising

AVP advertises primarily through radio and print media for each specific event. Most of AVP's advertising is event specific. AVP's policy is to expense advertising costs, including production costs, as incurred. Advertising expense charged to operations was $675,277 in 2005 and $646,394 in 2004.

                                  Income Taxes

AVP accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred taxes to the amount that is more likely than not to be realized.

                            Stock Based Compensation

AVP accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of AVP's common stock and the amount an employee must pay to acquire the stock. The expense associated with stock-based compensation is amortized over the periods the employee performs the related services, generally the vesting period, consistent with the multiple option method described in Financial Accounting Standards Board Interpretation (FIN) No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure about the method of accounting and the effect of the method used on reported results in both annual and interim financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      Stock Based Compensation (Continued)

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has elected to continue to account for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", until January 2006, at which time AVP will be required to adopt SFAS No. 123(R). Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. If AVP had elected to recognize compensation expense based upon the fair value at the grant date for options under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss would increase to the following pro forma amounts:

                                                                          Year Ended December 31,
                                                                        --------------------------
                                                                            2005           2004
                                                                        ------------   -----------
Net loss applicable to common stockholders, as reported                 $ (8,963,956)  $(2,873,112)
Less, stock-based employee compensation expense determined under
  fair-value-based methods for all awards, net of related tax effects     (4,686,689)     (133,288)
                                                                        ------------   -----------
Pro forma net loss                                                      $(13,650,645)  $(3,006,400)
                                                                        ============   ===========
Basic and diluted loss per share of common stock:
  As reported                                                           $      (1.03)  $     (0.97)
                                                                        ============   ===========
  Pro forma                                                             $      (1.57)  $      1.01)
                                                                        ============   ===========

The fair value of these options was estimated at the dates of grant using the Black-Scholes option pricing model, with the following assumptions for the years ended December 31, 2005 and 2004:

                              Year Ended December 31,
                          -----------------------------
                               2005            2004
                          -------------   -------------
Risk-free interest rate     3.66 - 4.37%    3.86 - 4.19%
Expected life             4 to 10 years   4 to 10 years
Expected volatility                 100%              0%
Expected dividend yield               0%              0%

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      Recently Issued Accounting Standards

In May 2003, FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For AVP, the Statement was effective for instruments made or modified after May 31, 2003 and otherwise became effective as of January 1, 2004, except for certain mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement became effective January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R (revised December 2003), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51 (FIN 46R). FIN 46R replaces the earlier version of this interpretation issued in January 2003. FIN 46R addresses the consolidation by business enterprises of variable interest entities as defined. Immediate application is required in financial statements of nonpublic entities that have interests in variable interest entities created after December 31, 2003 and interests in all other variable interest entities by the beginning of the first annual period beginning after December 15, 2004.

FIN 46R requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs." SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...". SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal".

In addition, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151, which are to be applied prospectively, shall become effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement was issued. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                Recently Issued Accounting Standards (Continued)

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets", which amended APB Opinion No. 29, "Accounting for Nonmonetary Transactions." SFAS No. 153, which is to be applied prospectively, amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 became effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date the Statement was issued. The adoption of this Statement is not expected have any impact on AVP's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share - Based Payment." Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share - based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share - based compensation arrangements including share options, restricted share plans, performance - based awards, share appreciation rights, and employee share purchase plans.

Statement 123(R) replaces FASB Statement No. 123, "Accounting for Stock - Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." Statement 123, as originally issued in 1995, established as preferable a fair - value - based method of accounting for share - based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair - value - based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP is in the process of evaluating the impact of the adoption of SFAS 123(R) on its financial position or results of operations for 2006. However, it is anticipated that the adoption of this standard will have a materially adverse effect on AVP's results of operations.

In February 2006, the FASB issued the new standard, Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

              Net Loss per Basic and Diluted Share of Common Stock

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Net Loss per Basic and Diluted Share of Common Stock (Continued)

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the periods presented as their effect would be antidilutive.

                                        Year Ended December 31,
                                        -----------------------
                                           2005         2004
                                        ----------   ----------
Options and Warrants                    15,482,688    8,842,838
Convertible Debt                                --    1,129,261
Redeemable Series A Preferred Stock             --    2,317,188
Series B Preferred Stock                 2,296,060           --
                                        ----------   ----------
Total                                   17,778,748   12,289,287
                                        ==========   ==========

4.    RESCISSION OFFER

Options granted in 2004 to AVP players under AVP's 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP intends to make a rescission offer to the holders of these options beginning within 30 days following the filing of AVP's 2005 Annual Report on Form 10-KSB. If this rescission is accepted by all players to whom it is made, AVP could be required to make aggregate payments of up to $240,000, which includes statutory interest, based on options outstanding as of December 31, 2005. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted. As management believes there is only a remote likelihood the rescission offer will be accepted by option holders in an amount that would result in a material expenditure by AVP, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on AVP's financial position, results of operations or cash flows.

5.    DEFERRED COMMISSION - RELATED PARTY

On April 6, 2003, AVP acquired from Management Plus Enterprises, Inc, (MPE), a corporation owned by an officer, director and stockholder, the ownership interests to MPE Sales, LLC, whose only asset was the right to receive certain commissions that MPE was entitled to receive under a sponsorship sales agreement between the Association and MPE. The aggregate cost of acquiring the rights of $1,366,737 was charged to operations over the term of the related sponsorship agreements and projected revenues thereunder. The deferred commissions were fully amortized as of December 31, 2005.

Deferred commissions charged to operations aggregated $253,339 in 2005 and $294,904 in 2004.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 consists of:

Cost
  Furniture and equipment            $ 395,415
  Transportation equipment              49,836
  Leasehold improvements                23,704
                                     ---------
    Total cost                         468,955
Less, accumulated depreciation and
  amortization                        (180,546)
                                     ---------
    Net property and equipment       $ 288,409
                                     =========

Depreciation and amortization expense for property and equipment charged to operations was $164,148 in 2005 and $57,561 in 2004.

7.    INVESTMENT IN SALES-TYPE LEASE

In 2001, AVP leased furniture and equipment associated with a former office facility to a third party in a lease classified as a sales-type lease. The unearned lease income is being amortized to income over the lease term, using the effective interest method. The lease expires in October 2008. AVP's investment in the sales-type lease at December 31, 2005 is as follows:

Minimum lease payments                  $ 501,600
Estimated unguaranteed residual value     183,600
Less unearned lease income               (122,881)
                                        ---------
Investment in sales-type lease, net     $ 562,319
                                        =========

The following is a schedule of future minimum lease payments to be received under the investment in sales-type lease:

Years Ending December 31,
-------------------------
2006                        $211,200
2007                         158,400
2008                         132,000
                            --------
Total                       $501,600
                            ========

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    RELATED PARTY TRANSACTIONS

During 2004, in connection with the Bridge Financing, the Association issued debentures aggregating $2,000,000 to Othnet, with whom Association had entered into a merger agreement. The convertible promissory note holders had the right to convert the principal amount of the note and accrued interest, based on a conversion price of the lower of $5.60 per share of common stock or 85% of the offering price in the next round of financing of Othnet common stock, as defined in the convertible promissory note. As part of the consummated merger, on February 28, 2005, $2.1 million of the $2.36 million convertible promissory notes and accrued interest were converted into common stock.

In April 2003, AVP issued a $1,366,737 promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC. The debenture was payable in installments through January 2006 plus interest at a rate of 3.75% per annum. During 2005, $950,000 in principal was repaid under this obligation.

In 2004, AVP entered in a consulting agreement with a shareholder/member of AVP's Board of Directors to provide financial consulting services regarding AVP's operations and fund-raising efforts. He also participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer of the February 2005 Financing. For his services, this non-management director received compensation equal to $150,000 in cash plus an additional 527,213 in warrants. Prior to 2004, this non-management director received 120,903 warrants for his service on our Board of Directors, and he received 126,811 warrants in 2005 as a result of the merger. AVP recognized consulting expense of $100,000 in 2004 and $50,000 in 2005.

In February 2005, AVP entered a consulting agreement with Montecito Capital Partners, LLC ("Montecito"), a firm controlled by one of AVP's non-management directors. Under the terms of the agreement, Montecito provides various management consulting services to AVP, including, but not limited to strategic planning and marketing. The agreement obligates AVP to pay $20,000 per month to services through February 2006. Total consulting fees of $200,000 were charged to operations during 2005 under this agreement.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    NOTES PAYABLE

Notes payable consist of the following:

Related party note dated April 2003, payable in installments through January
  2006 plus interest at 3.75% per annum. The related party agreed to defer payments due August 2003, January 2004, and August 2004, aggregating to
  $700,000, until February 2005. In connection with the merger, the related party agreed to defer payments due August 2005 and January 2006, aggregating $416,737,
  until February 28, 2006.                                                           $416,737

Convertible note dated July 2003 payable to a former stockholder in annual installments of $183,333, plus interest at 5% per annum, through November
  2006. Beginning November 2004, the note holder may exchange the unpaid principal and any unpaid interest for shares of Common Stock of AVP at a per share price equal to the per share price paid to AVP under AVP's most recent round of equity financing. The borrowings are collateralized by AVP's accounts receivable
  and property and equipment.                                                         183,334
                                                                                     --------
Total Notes Payable                                                                  $600,071
                                                                                     ========

10    STOCKHOLDERS' EQUITY

                                 Capitalization

Outstanding shares and their par value give effect to the merger with Othnet, and the authorization of additional shares in August 2005, and the effectiveness of the reverse stock split.

                                Stock Transaction

In February 2005, 2,251,474 shares of Common Stock were issued as result of the "reverse merger" with Othnet Merger Sub, Inc.; 1,707,672 shares of Common Stock were issued as a result of the conversion of 10% convertible notes payable, and 147,364 shares of Series "B" preferred stock convertible into 3,580,945 shares of common stock were issued in a private placement offering.

In February 2005, 2,317,188 shares of Common Stock were issued as a result of the conversion of redeemable Association Series "A" preferred stock.

In December 2005, 52,876 shares of Series "B" preferred stock were converted into 1,284,887 shares of common stock, and Anschutz Entertainment Group, Inc. ("AEG"), exercised its option to convert its $1,000,000 principal convertible promissory note plus accrued interest into 1,129,261 shares of Company Common Stock. The conversion satisfied all of the Company's obligations under the agreements pursuant to which the convertible note was issued. Also, in December 2005, AVP agreed to issue 5,587 shares of Common Stock to Series "B" stockholders in lieu of cash penalty payments of liquidated damages.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   STOCK OPTIONS

                               Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the merger agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP's common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP's Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP's Common Stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The exercise price of each optioned share is determined by the Committee; however the exercise price for incentive stock options will not be less than 100%, and in the case of a nonqualified stock option, not less than 85%, of the fair market value of the optioned shares on the date of grant. The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant.

The following table, as restated, contains information on the stock options under the Plan for the years ended December 31, 2005 and 2004. The outstanding options expire from April 2008 to September 2013.

                                            Number of   Weighted Average
                                             Shares      Exercise Price
                                           ----------   ----------------
Options outstanding at January 1, 2004      7,774,423         $ .19
  Granted                                     780,818          1.60
  Exercised                                        --            --
  Cancelled                                        --            --
                                           ----------         -----
Options outstanding at December 31, 2004    8,555,241           .32
  Granted                                   3,259,593          2.19
  Converted Othnet options                    200,428          2.50
  Exercised                                        --            --
  Cancelled                                        --            --
                                           ----------         -----
Options outstanding at December 31, 2005   12,015,262         $ .87
                                           ==========         =====

The weighted average fair value per share of options granted was $1.41 in 2005 and $ -0- in 2004.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   STOCK OPTIONS (CONTINUED)

                         Stock Option Plans (Continued)

The following table summarizes information about AVP's stock-based compensation plan at December 31, 2005:

Options outstanding and exercisable by price range as of December 31, 2005:

                          Options Outstanding             Options Exercisable
               --------------------------------------   ----------------------
                                Weighted
                                Average      Weighted                 Weighted
  Range of                     Remaining      Average                  Average
  Exercise        Number      Contractual    Exercise      Number     Exercise
   Prices      Outstanding   Life in Years    Price     Exercisable    Price
------------   -----------   -------------   --------   -----------   --------
$ .01 -  .30     6,118,943        4.0          $0.03      6,118,943     $0.03
  .31 -  .90     1,655,480        7.7           0.77      1,655,480      0.77
  .91 - 1.60       780,818        3.3           1.60        711,406      1.60
 1.61 - 2.80     3,460,021        3.6           2.21      3,403,176      2.22
                ----------                               ----------
$ .01 - 2.80    12,015,262        4.3          $0.87     11,889,005     $0.86
                ==========        ===          =====     ==========     =====

In connection with stock options granted to employees to purchase common stock, AVP recorded stock-based compensation expense of $ -0- for the years ended December 31, 2005 and 2004. Such amounts represent, for each employee stock option, the difference between the grant date exercise price and the stock price on the date of the grant.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   STOCK OPTIONS (CONTINUED)

                               Other Stock Options

The following table contains information on all of AVP's non-plan stock options for the years ended December 31, 2005 and 2004.

                                                       Weighted
                                                        Average
                                           Number of   Exercise
                                             Shares      Price
                                           ---------   --------
Options outstanding at January 1, 2004       302,930     $0.30
  Granted                                         --        --
  Exercised                                       --        --
  Cancelled                                       --        --
                                           ---------     -----
Options outstanding at December 31, 2004     302,930      0.30
  Granted                                  2,491,056      1.99
  Converted Othnet options                   728,557      2.39
  Exercised                                       --        --
  Cancelled                                  (55,118)     4.42
                                           ---------     -----
Options outstanding at December 31, 2005   3,467,425     $1.89
                                           =========     =====

The weighted average fair value of options granted was $2.26 in 2005 and -0- in 2004.

The following table summarizes information about AVP's non-qualified stock options at December 31, 2005:

Options outstanding and exercisable by price range as of December 31, 2005:

                             Options Outstanding               Options Exercisable
                    --------------------------------------   ----------------------
                                    Weighted
                                     Average      Weighted                 Weighted
                                    Remaining      Average                  Average
Range of Exercise      Number      Contractual    Exercise      Number     Exercise
     Prices         Outstanding   Life in Years     Price    Exercisable     Price
-----------------   -----------   -------------   --------   -----------   --------
  $ .30 - 1.50         661,025         4.3          $0.89       661,025      $0.89
   1.60 - 3.40       2,806,400         3.2           2.12     2,806,400       2.12
                     ---------                                ---------
  $ .30 - 3.40       3,467,425         3.4          $1.89     3,467,425      $1.89
=================    =========         ===          =====     =========      =====

In connection with warrants granted to non-employees to purchase Common Stock in connection with the February 2005 Financing, AVP recorded consulting expense of $5,640,132 and $-0- for the years ended December 31, 2005 and 2004, respectively. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123 on the date of the grant. These grants were fully vested on the grant date.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.   COMMITMENTS AND CONTINGENCIES

                                 Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The future minimum rental payments under the non-cancellable operating lease commitment are as follows:

Years Ending December 31,
-------------------------
           2006             $  329,000
           2007                338,000
           2008                347,000
           2009                356,000
        Thereafter              91,000
                            ----------
          Total             $1,461,000
                            ==========

Rent expense charged to operations was $308,194 in 2005 and $282,442 in 2004.

                             Officer Indemnification

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                             Employment Agreements

AVP has entered into "at will" employment agreements with three officers. In addition to base salary, the employment agreements provide for annual performance bonuses and profit sharing bonuses. The performance bonuses range from 30% to 50% of the respective officer's base salary. The performance bonuses awarded, if any, will be based upon achieving certain milestones and targets as determined by the Board of Directors' Compensation Committee. The employment agreements also provide that AVP will set aside 10% of the net profits, as defined or as determined by the Compensation Committee, to establish a Profit Sharing Bonus Pool. The Compensation Committee and the Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool.

                                Legal proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005.

Discovery has not yet commenced and therefore management is unable to determine or predict the outcome of this claim or the impact, if any, on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in their financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   INCOME TAXES

The components of the provision for income taxes are as follows:

                                           2005   2004
                                           ----   ----
Current
  Federal                                  $ --    $--
  State                                     800     --
                                           ----    ---
    Total                                   800     --
                                           ----    ---
Deferred
  Federal                                    --     --
  State                                      --     --
                                           ----    ---
    Total                                    --     --
                                           ----    ---
    Total Income Tax Provision (Benefit)   $800    $--
                                           ====    ===

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                              2005   2004
                                              ----   ----
Federal statutory rate                        (34)%  (34)%
State income taxes, net of federal benefits    (6)    (6)
Valuation allowance                            40     40
                                              ---    ---
Total                                          --%    --%
                                              ===    ===

Significant components of deferred income taxes as of December 31, 2005 are as follows:

Net operating loss    $ 7,368,130
Valuation allowance    (7,368,130)
                      -----------
Net Deferred Tax      $        --
                      ===========

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   INCOME TAXES (CONTINUED)

AVP records a valuation allowance for certain temporary differences for which it is more likely than not that AVP will not receive future tax benefits. AVP assesses its past earnings history and trends and projections of future net income to determine the allowance. AVP recorded a valuation allowance for the entire amount of the net deferred assets in 2005 and 2004, as it had determined that it was more likely than not that no deferred tax assets would be realized. The net change in the valuation allowances for deferred tax assets were increases of $2,698,945 and $1,575,000 in 2005 and 2004, respectively. AVP will continue to review this valuation allowance quarterly and make adjustments as appropriate.

The tax benefits associated with employee exercises of stock options reduces income taxes currently payable. However, no benefits were recorded to additional paid in capital in 2005 and 2004 because their realization was not more likely than not to occur, and, consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2005, AVP had federal net operating loss carryforwards of approximately $18,500,000 which expire at various intervals from the years 2019 to 2024. As of December 31, 2005, $18,500,000 of AVP's federal net operating loss carryforwards were subject to approximately $652,000 in limitations related to their utilization under Section 382 of the Internal Revenue Code. Future ownership changes as determined under Section 382 of the Internal Revenue Code could further limit the utilization of net operating loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

14.   PENSION PLAN

AVP sponsors a qualified 401(k) savings plan for eligible employees. The plan provides for pre-tax employee contributions. Additionally, the plan provides for employer matching contributions at the discretion of AVP. No matching contributions were contributed to the plan by the employer in 2005 or 2004.

15.   SUBSEQUENT EVENTS

In February 2006, AVP entered a production and distribution agreement with Fox Broadcasting Company in connection with two events. Under the agreement, the Fox Network will have the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, Fox will receive 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

In February 2006, AVP paid $527,184 principal amount due (and accrued interest) on the promissory note to MPE with whom Leonard Armato, the Chief Executive Officer and Chairman of the Board of Directors of the Company was affiliated. This note constituted the purchase price delivered by AVP to MPE for the interests in MPE Sales, LLC.

On April 12, 2006, AVP entered a multi-year sponsorship agreement ("Agreement") with Crocs, Inc. ("Crocs") pursuant to which Crocs shall become the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. The Agreement is significant to AVP's 2006 projected revenue.

Included in the Agreement AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP, Inc. The vesting period is: (i) 200,000 shares on April 12, 2006; and (ii) 200,000 shares on each January 15th of the remaining years of the five year term (three year sponsorship agreement and two optional years), however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 if the Agreement is not extended or such earlier years if the Agreement is terminated for breach prior to the final event of the 2008 AVP Tour season. The exercise price of the warrant is $.80. The registration rights are subject to Securities Act rules, AVP agrees to file a registration statement for resale of the shares underlying the warrants by April 12, 2007. The expiration date of the warrant is April 12, 2012 (sixth anniversary of the execution of the Agreement).

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.   SUBSEQUENT EVENTS (CONTINUED)

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 705,882 units, each unit consisting of five shares of common stock and a five-year warrant to purchase one share of common stock at price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to investor. The sale of the securities is exempt from registration under Securities Act section 4(2), due to the limited number of investors, all of which are accredited. The Securities Purchase Agreements in May and June of 2006 require AVP to file a re-sale registration statement within 10 business days from closing and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

On February 28, 2005, AVP consummated a private placement. Each unit sold in the February 2005 Financing consisted of 4 shares of AVP's Series B Preferred Stock; each share was originally convertible into 24.3 shares of common stock, and a five-year warrant to purchase up to 24.3 shares of the AVP's common stock. However, as a result of the new shares sold in May and June 2006, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with its anti-dilution provision. All outstanding shares of Series B Convertible Preferred Stock are now convertible into 27.87 shares of common stock.

                                    AVP, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                           (Unaudited)    December 31,
                                                                          June 30, 2006       2005
                                                                          -------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                               $  6,309,819    $  1,143,345
  Accounts receivable, net of allowance for doubtful accounts of
    $49,232 and $49,232                                                      2,174,936         484,770
  Prepaid expenses                                                             941,773         158,054
  Other current assets - current portion                                       566,451         145,768
                                                                          ------------    ------------
  TOTAL CURRENT ASSETS                                                       9,992,979       1,931,937
                                                                          ------------    ------------
PROPERTY AND EQUIPMENT, net                                                    375,689         288,409
                                                                          ------------    ------------
OTHER ASSETS                                                                   391,450         455,192
                                                                          ------------    ------------
  TOTAL ASSETS                                                            $ 10,760,118    $  2,675,538
                                                                          ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Notes payable                                                           $    183,334    $    600,071
  Accounts payable                                                             582,358         711,303
  Accrued expenses                                                           1,407,542       1,702,424
  Deferred revenue                                                           3,667,917         116,000
                                                                          ------------    ------------
  TOTAL CURRENT LIABILITIES                                                  5,841,151       3,129,798
                                                                          ------------    ------------
OTHER LIABILITIES                                                              250,475         150,000
                                                                          ------------    ------------
  TOTAL LIABILITIES                                                          6,091,626       3,279,798
                                                                          ------------    ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock, 2,000,000 shares authorized:
  Series A convertible preferred stock, $.001 par value, 1,000,000
    shares authorized, no shares issued and outstanding                             --              --
  Series B convertible preferred stock, $.001 par value, 250,000 shares
    authorized, 71,020 and 94,488 shares issued and outstanding                     71              94
  Common stock, $.001 par value, 80,000,000 shares authorized,
    19,654,908 and 11,669,931 shares issued and outstanding                     19,655          11,670
  Additional paid-in capital                                                38,975,564      32,183,810
  Accumulated deficit                                                      (34,326,798)    (32,799,834)
                                                                          ------------    ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                      4,668,492        (604,260)
                                                                          ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                   $ 10,760,118    $  2,675,538
                                                                          ============    ============

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)

                                             Three Months Ended June 30,   Six Months Ended June 30,
                                             ---------------------------   -------------------------
                                                  2006          2005           2006          2005
                                              -----------   -----------    -----------   -----------
REVENUE
  Sponsorships/Advertising (1)                $ 6,233,090   $ 3,424,395    $ 6,233,090   $ 3,424,395
  Other                                         1,078,062       885,050      1,200,878       989,006
                                              -----------   -----------    -----------   -----------
TOTAL REVENUE                                   7,311,152     4,309,445      7,433,968     4,413,401
EVENT COSTS                                     5,360,237     2,996,488      5,360,237     2,996,488
                                              ===========   ===========    ===========   ===========
  Gross Profit                                  1,950,915     1,312,957      2,073,731     1,416,913
                                              -----------   -----------    -----------   -----------
OPERATING EXPENSES
  Sales and Marketing (2)                         816,139       458,191      1,372,089       869,791
  Administrative (3)                            1,222,352     2,885,214      2,290,690     7,403,598
                                              -----------   -----------    -----------   -----------
TOTAL OPERATING EXPENSES                        2,038,491     3,343,405      3,662,779     8,273,389
                                              -----------   -----------    -----------   -----------
OPERATING LOSS                                    (87,576)   (2,030,448)    (1,589,048)   (6,856,476)
                                              -----------   -----------    -----------   -----------
OTHER INCOME (EXPENSE)
  Interest expense                                 (3,718)      (28,013)       (11,931)      (98,571)
  Interest income                                  33,807        37,653         54,946        53,009
  Gain on warrant derivative                      111,042            --        111,042            --
                                              -----------   -----------    -----------   -----------
TOTAL OTHER INCOME (EXPENSE)                      141,131         9,640        154,057       (45,562)
                                              -----------   -----------    -----------   -----------
INCOME (LOSS) BEFORE INCOME TAXES                  53,555    (2,020,808)    (1,434,991)   (6,902,038)
INCOME TAXES                                           --            --             --            --
                                              -----------   -----------    -----------   -----------
NET INCOME (LOSS)                                  53,555    (2,020,808)    (1,434,991)   (6,902,038)
Deemed Dividend to Series B Preferred
  Stock Shareholders                               91,973            --         91,973            --
Net Loss available to common shareholders     $   (38,418)  $(2,020,808)   $(1,526,964)  $(6,902,038)
                                              ===========   ===========    ===========   ===========
Basic and diluted loss per share              $     (0.00)  $     (0.21)   $     (0.11)  $     (0.94)
                                              ===========   ===========    ===========   ===========
Weighted average common shares outstanding     15,885,300     9,668,057     14,098,748     7,318,740
                                              ===========   ===========    ===========   ===========

(1) Sponsorships/advertising includes $94,346 and $0 in stock based contra revenue for the six months ended June 30, 2006 and 2005, respectively and $94,346 and $0 for the three months ended June 30, 2006 and 2005, respectively.

(2) Sales and Marketing expenses include stock based expenses of $15,792 and $0 for the six months ended June 30, 2006 and 2005, respectively and $15,792 and $0 for the three months ended June 30, 2006 and 2005, respectively.

(3) Administrative expenses include stock based expenses of $213,967 and $5,211,988 for the six months ended June 30, 2006 and 2005, respectively and $203,241 and $1,713,966 for the three months ended June 30, 2006 and 2005, respectively.

                       See notes to financial statements.

                                    AVP, INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                     For The Six Months Ended June 30, 2006

                                   (Unaudited)

                                                     Series A Preferred Stock   Series B Preferred Stock        Common Stock
                                                     ------------------------   ------------------------   --------------------
                                                          Shares   Amount            Shares   Amount         Shares      Amount
                                                          ------   ------           -------   ------       ----------   -------
Balance, December 31, 2005                                  --       $--             94,488    $ 94        11,669,931   $11,670
Conversion of Series B Preferred Stock to common
  stock                                                     --        --            (23,468)    (23)          583,439       583
Payment of accrued registration penalty in common
  stock                                                     --        --                 --      --               667         1
Issuance of common stock to Fox Broadcasting
  Company for services                                      --        --                 --      --           666,667       667
Issuance of common stock to sales agent for
  services                                                  --        --                 --      --           250,000       250
Issuance of warrants to sales agent for services            --        --                 --      --                --        --
Contra-revenue from issuance of warrants to
  national sponsor                                          --        --                 --      --                --        --
Value of modification of non-employee warrants              --        --                 --      --                --        --
Private placement units (net of offering costs of
  $226,000)                                                 --        --                 --      --         2,941,180     2,941
Warrants derivative liability from private
  placement unit                                            --        --                 --      --                --        --
Change in value of warrant derivative financial
  instrument                                                --        --                 --      --                --        --
Private placement units (net of offering costs of
  $240,000)                                                 --        --                 --      --         3,529,410     3,529
Warrants derivative liability from private
  placement unit                                            --        --                 --      --                --        --
Change in value of warrant derivative financial
  instrument                                                --        --                 --      --                --        --
Cashless exercise of non-employee options                   --        --                 --      --            13,614        14
Dividend from issuance of warrants                          --        --                 --      --                --        --
Issuance of warrants to broker-dealer for services          --        --                 --      --                --        --
Expenses from issuance of employee options                  --        --                 --      --                --        --
Net loss                                                    --        --                 --      --                --        --
                                                           ---       ---             ------    ----        ----------   -------
Balance, June 30, 2006                                      --       $--             71,020    $ 71        19,654,908   $19,655
                                                           ===       ===             ======    ====        ==========   =======

                                    AVP, INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                     For The Six Months Ended June 30, 2006

                              (Unaudited) Continued

                                                                                       Total
                                                      Additional                   Shareholders'
                                                       Paid-in      Accumulated        Equity
                                                       Capital         Deficit      (Deficiency)
                                                     -----------   -------------   -------------
Balance, December 31, 2005                           $32,183,810   $(32,799,834)    $  (604,260)
Conversion of Series B Preferred Stock to common
  stock                                                     (560)            --              --
Payment of accrued registration penalty in common
  stock                                                      934             --             935
Issuance of common stock to Fox Broadcasting
  Company for services                                   999,333             --       1,000,000
Issuance of common stock to sales agent for
  services                                               199,750             --         200,000
Issuance of warrants to sales agent for services         117,039             --         117,039
Contra-revenue from issuance of warrants to
  national sponsor                                       252,842             --         252,842
Value of modification of non-employee warrants            99,379             --          99,379
Private placement units (net of offering costs of
  $226,000)                                            2,271,062             --       2,274,003
Warrants derivative liability from private
  placement unit                                        (401,530)            --        (401,530)
Change in value of warrant derivative financial
  instrument                                             345,883             --         345,883
Private placement units (net of offering costs of
  $240,000)                                            2,756,470             --       2,759,999
Warrants derivative liability from private
  placement unit                                        (473,983)            --        (473,983)
Change in value of warrant derivative financial
  instrument                                             418,588             --         418,588
Cashless exercise of non-employee options                    (14)            --              --
Deemed dividend from issuance of warrants                 91,973        (91,973)             --
Issuance of warrants to broker-dealer for services        93,135             --          93,135
Expenses from issuance of employee options                21,453             --          21,453
Net loss                                                      --     (1,434,991)     (1,434,991)
                                                     -----------   ------------     -----------
Balance, June 30, 2006                               $38,975,564    (34,326,798)    $ 4,668,492
                                                     ===========   ============     ===========

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                                Six Months Ended
                                                           -------------------------
                                                               2006          2005
                                                           -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $(1,434,991)  $(6,902,038)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
Depreciation of property and equipment                          76,144        63,080
Interest income on investment in sales-type lease              (25,018)      (30,106)
Amortization of deferred commissions                            33,973       126,670
Gain on property and equipment                                  (9,864)           --
Other amortization                                               4,022         4,022
Contra-revenue from issuance of warrant                        (94,346)           --
Compensation from issuance of stock options and warrants       213,967     5,211,988
Change in fair value of derivative financial instrument       (111,042)           --
Decrease (increase) in operating assets:
Accounts receivable                                         (1,690,166)      414,527
Prepaid expenses                                               216,282    (1,214,212)
Other assets                                                  (166,745)       (4,500)
Increase (decrease) in operating liabilities:
Accounts payable                                              (128,945)      338,906
Accrued expenses                                              (155,973)      120,183
Deferred revenue                                             3,861,605     2,650,529
                                                           -----------   -----------
NET CASH FLOWS FROM OPERATING ACTIVITIES                       588,903       779,049
                                                           ===========   ===========
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in property and equipment                          (173,225)     (308,949)
Investment in sales-type lease                                 113,866        79,200
Proceeds from disposal of property and equipment                19,665            --
                                                           -----------   -----------
NET CASH FLOWS FROM INVESTING ACTIVITIES                       (39,694)     (229,749)
                                                           ===========   ===========

                       See notes to financial statements.

                                    AVP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (Unaudited) Continued

                                                                Six Months Ended
                                                           ------------------------
                                                              2006          2005
                                                           ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of capital stock                        $5,500,002   $ 5,000,061
Offering costs                                               (466,000)     (753,038)
Debt repayments                                              (416,737)   (1,150,000)
                                                           ----------   -----------
NET CASH FLOWS FROM FINANCING ACTIVITIES                    4,617,265     3,097,023
                                                           ----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        5,166,474     3,646,323
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              1,143,345       631,933
                                                           ----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                   $6,309,819   $ 4,278,256
                                                           ==========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest                                                   $  110,447   $    66,934
                                                           ==========   ===========
Income taxes                                               $       --   $        --
                                                           ==========   ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING INFORMATION
Net liabilities assumed in merger                          $       --   $     4,217
Cash                                                               --      (261,857)
Accounts payable                                                   --      (173,934)
                                                           ----------   -----------
Accrued expenses                                           $       --   $  (431,574)
                                                           ==========   ===========
Conversion of Association redeemable preferred stock
  into common stock                                        $       --   $ 3,657,600
                                                           ==========   ===========
Conversion of 10% convertible notes payable in common
  stock                                                    $       --   $ 2,290,348
                                                           ==========   ===========
Conversion of Series B preferred stock into common stock   $      583   $     7,521
                                                           ==========   ===========
Payment of accrued registration penalty in common stock    $      935   $        --
                                                           ==========   ===========
Issuance of common stock to non-employees for services     $1,000,000   $        --
                                                           ==========   ===========
Issuance of common stock to sales agent for services       $  200,000   $        --
                                                           ==========   ===========
Issuance of common warrants to sales agent for services    $  117,039   $        --
                                                           ==========   ===========
Issuance of warrants to title sponsor                      $  252,842   $        --
                                                           ==========   ===========
Cashless exercise of warrant                               $       14   $        --
                                                           ==========   ===========

                       See notes to financial statements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1.    BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of AVP, Inc. ("AVP") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in AVP, Inc.'s latest Annual Report on Form 10-KSB filed with the SEC. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of AVP's financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the consolidated audited financial statements for the most recent fiscal year 2005, as reported in the Form 10-KSB as previously filed with the SEC, have been omitted.

2.    MERGER

On February 28, 2005, upon filing a certificate of merger with the Delaware Secretary of State, a wholly owned subsidiary of AVP named Othnet Merger Sub, Inc., a Delaware corporation, and the Association of Volleyball Professionals, Inc. (the "Association") consummated a merger ("Merger") pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of June 29, 2004, as amended. As a result of the Merger, the Association, which survived the Merger, became AVP's wholly owned subsidiary, and AVP issued common stock to Association stockholders.

In the second half of 2004, AVP issued $2,360,000 principal amount of 10% convertible notes and, as required by the Merger Agreement, loaned $2,000,000 of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants) (the "Bridge Financing"). It was a condition to the closing of the Merger, among other things, that at least $2,000,000 principal amount of the notes (and accrued interest) be converted into common stock. Another condition was the closing of a private placement of units of Series B Convertible Preferred Stock and common stock purchase warrants, gross proceeds of which was $5,000,061 (the "February 2005 Financing"), concurrently with the Merger closing.

At the time of the merger, each share of Series B preferred stock is convertible into 24.3 shares of AVP common stock and carries the number of votes that equals the number of shares into which it is convertible. As a result of the May 2006 and June 2006 financings, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with the anti-dilution provision from the February 2005 Financing.

In accordance with the Merger, the outstanding shares of the Association's common stock were converted into 2,973,861 shares of AVP common stock. The Association also had outstanding options and warrants that, as a result of the Merger, now represent the right to purchase 8,842,839 shares of AVP common stock.

As part of the Merger, the National Broadcasting Company (NBC) and Fox Broadcasting Company (Fox) converted 3,442,161 shares of redeemable preferred stock (948,627 and 2,493,534 shares of NBC and Fox respectively) into 2,317,188 shares of AVP common stock, and both television networks waived their put rights on their redeemable Series A preferred stock that AVP previously issued to them. In addition, as part of the Merger, holders of Bridge Financing convertible notes converted $2.1 million of principal plus accrued interest into 1,707,672 shares of AVP common stock.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

2.    MERGER (CONTINUED)

Concurrent with the Merger, AVP raised $5,000,061 through the Units Offering, representing 147,364 shares of Series B Convertible Preferred Stock, which were convertible into 3,580,945 shares of AVP common stock.

Pursuant to the merger agreement and in conjunction with the Merger, AVP granted warrants to purchase 5,677,590 shares of common stock as consideration for services that facilitated the merger.

Upon consummation of the Merger and the private offering, the Association's former stockholders held common stock entitling them to cast 58.22% of votes entitled to be cast at an election of AVP directors; the Association's executive officers became AVP's executive officers; and Association designees constituted a majority of the Board of Directors.

Because AVP was a publicly traded shell corporation at the time of the Merger, the transaction was accounted for as a capital transaction--for accounting purposes, the equivalent of the Association issuing stock for AVP's net assets, accompanied by a recapitalization of the Association. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of AVP.

Accordingly, the Association, which was the acquired entity from the legal standpoint, is the acquirer from the accounting standpoint, and AVP, which was the acquirer from the legal standpoint, is the accounting acquiree.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provided that if a registration statement was not filed by April 15, 2005 or did not become effective by June 28, 2005, AVP was required to pay a penalty to the Series B preferred stock stockholders of approximately $50,000 for each month that the penalty condition was not satisfied, until August 28, 2005, when the monthly penalty increased to $100,000 for each month. The registration statement became effective on November 1, 2005 and, accordingly, AVP incurred $311,505 in penalties.

On August 23, 2005 the stockholders gave approval to amend the Certificate of Incorporation increasing the number of authorized shares of common stock to 300,000,000 shares and to amend the Certificate of Incorporation to effect a 1 for 10 reverse stock split immediately following the increase in the number of authorized shares. The Certificate of Incorporation was subsequently amended to reduce the authorized shares of common stock to 80,000,000.

As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement, the authorization of additional shares and the reverse stock split, which was effective on December 16, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

3.    RESCISSION OFFER

Options granted in 2004 to AVP players under AVP's 2002 Stock Option Plan were not exempt from registration or qualification under federal and state securities laws, and AVP did not obtain the required registrations or qualifications. As a result, AVP made a rescission offer to the holders of these options. If this rescission is accepted by all players to whom it is made, AVP could be required to make aggregate payments of up to $254,000, which includes statutory interest, based on options outstanding as of June 30, 2006. AVP may continue to be liable under federal and state securities laws for amounts with respect to which the rescission offer is not accepted. As management believes there is only a remote likelihood the rescission offer will be accepted by option holders in an amount that would result in a material expenditure by AVP, no liability has been recorded. Management does not believe that this rescission offer will have a material effect on AVP's financial position, results of operations or cash flows.

4.    NET INCOME (LOSS) PER BASIC AND DILUTED SHARE OF COMMON STOCK

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method.

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share available to common shareholders for the periods presented as their effect would be antidilutive.

                                    June 30,
                            -----------------------
                               2006         2005
                            ----------   ----------
Options and Warrants        18,412,466   15,487,806
Convertible Debt                    --    1,129,261
Series B Preferred Stock     1,979,327    2,828,811
                            ----------   ----------
Total                       20,391,793   19,445,878
                            ==========   ==========

                                   AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

5.    STOCK BASED COMPENSATION

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R). Prior to January 1, 2006, the Company had accounted for stock-based payments under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion 25 and related interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with APB 25, no compensation expense was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under the modified prospective method of SFAS No. 123(R), compensation expense was recognized during the six months ended June 30, 2006 and includes compensation expense for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123. The Company's financial results prior to December 31, 2005 were not restated. There were no employee stock based grants between January 1, 2006 and June 30, 2006.

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has accounted for its stock-based compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", until January 2006, at which time AVP adopted SFAS No. 123(R). Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. The reported net income and net income per share for the six months ended June 30, 2005 do not reflect the impact of the adoption of SFAS No. 123(R).

If AVP had elected to recognize compensation expense based upon the fair value at the grant date for awards under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss for the three months and six months ended June 30, 2005 would increase to the following pro forma amounts:

                                                           Three Months      Six Months
                                                          Ended June 30,   Ended June 30,
                                                          --------------   --------------
Net loss applicable to common stockholders, as reported    $(2,020,808)     $ (6,902,038)
Less stock based employee compensation expense
  determined under fair-value-based methods
  for all awards, net of related tax effects                (4,479,997)       (4,479,997)
                                                           -----------      ------------
Pro forma net loss                                         $(6,500,805)     $(11,382,035)
                                                           ===========      ============
Net loss per share of common stock:
Basic and diluted
As reported                                                $     (0.21)     $      (0.94)
                                                           ===========      ============
Pro forma                                                  $     (0.67)     $      (1.56)
                                                           ===========      ============

The fair value of these options was estimated at the dates of grant using the Black-Scholes option pricing model, with the following assumptions for the six months ended June 30, 2005 and 2006:

                               Six Months Ended
                                   June 30,
                          --------------------------
                              2005          2006
                          -----------    -----------
Risk-free interest rate   3.66 - 3.93%   4.91 - 5.30%
Expected life               4 years      4 - 6 years
Expected volatility          100%         90 - 95%
Expected dividend yield       0%             0%

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

5.    STOCK BASED COMPENSATION (CONTINUED)

As a result of adopting SFAS No. 123(R), during the three months ended June 30, 2006, the Company's net loss is $10,727 greater than if it had continued to account for stock based compensation under APB 25 as it did for the three months ended June 30, 2005. Basic and diluted earnings per share for the three months ended June 30, 2006 would have been ($0.00) if the Company had not adopted SFAS No. 123(R), compared to basic and diluted earnings per share of ($0.00). The adoption of SFAS No. 123(R) had no impact on the Company's cash flows.

As a result of adopting SFAS No. 123(R), during the six months ended June 30, 2006, the Company's net loss is $21,453 greater than if it had continued to account for stock based compensation under APB 25 as it did for the six months ended June 30, 2005. Basic and diluted earnings per share for the six months ended June 30, 2006 would have been ($0.10) if the Company had not adopted SFAS No. 123(R), compared to basic and diluted earnings per share of ($0.10). The adoption of SFAS No. 123(R) had no impact on the Company's cash flows.

Consistent with the valuation method used for the disclosure only provisions of SFAS No. 123, the Company is using the Black-Scholes option-pricing model to value compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The expected term of options granted from historical data on employee exercises is not yet determinable. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of the Company's stock. As of June 30, 2006, the Company had approximately $70,075 of unrecognized compensation expense expected to be recognized over a weighted average period of approximately 1.23 years.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

5.    STOCK OPTIONS

                               Stock Option Plans

On August 23, 2005, the stockholders approved the adoption of the 2005 Stock Incentive Plan. Under the 2005 Plan, AVP may grant awards of stock options (including stock purchase warrants) and restricted stock grants to its officers, directors, employees, consultants, players, and independent contractors. AVP may issue an aggregate of 30,000,000 shares of its common stock under the 2005 Plan, including approximately 14,000,000 shares consisting of management warrants as well as options previously granted by the Association which were subsequently converted to AVP stock options, pursuant to the Merger Agreement. AVP may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy AVP's common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of each optioned share is determined by the Compensation Committee; however the exercise price for incentive stock options and nonqualified stock options will not be less than 100% of the fair market value of the optioned shares on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of AVP's Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant.

The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of AVP's Common Stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

The following table contains information on the stock options under the Plan for the period ended June 30, 2006 and the year ended December 31, 2005. The outstanding options expire from April 2008 to September 2013.

                                                              Weighted Average
                                           Number of Shares    Exercise Price
                                           ----------------   ----------------
Options outstanding at January 1, 2005         8,555,241           $ .32
Granted                                        3,259,593            2.19
Converted Othnet options                         200,428            2.50
Exercised                                             --              --
Cancelled                                             --              --
                                              ----------           -----
Options outstanding at December 31, 2005      12,015,262             .87
Granted                                               --              --
Exercised                                             --              --
Cancelled                                        (19,738)           1.60
                                              ----------           -----
Options outstanding at June 30, 2006          11,995,524           $ .87
                                              ==========           =====

The weighted average fair value per share of options granted was $-0- in 2006 and $1.38 in 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

5.    STOCK OPTIONS (CONTINUED)

                         Stock Option Plans (Continued)

The following table summarizes information about AVP's stock-based compensation plan at June 30, 2006:

Options outstanding and exercisable by price range as of June 30, 2006:

                               Options Outstanding                       Options Exercisable
                  ----------------------------------------------   ------------------------------
                                   Average
                                  Remaining
    Range of         Number      Contractual    Weighted Average      Number     Weighted Average
Exercise Prices   Outstanding   Life in Years    Exercise Price    Exercisable    Exercise Price
---------------   -----------   -------------   ----------------   -----------   ----------------
    $.01 -.30       6,118,943        3.5              $0.03          6,118,943         $0.03
     .31 -.90       1,655,480        7.1               0.77          1,655,480          0.77
    .91 -1.60         761,080        2.8               1.60            711,526          1.60
   1.61 -2.80       3,460,021        3.1               2.21          3,416,687          2.22
                   ----------                                       ----------
  $.01 - 2.80      11,995,524        3.8              $0.87         11,902,636         $0.86
                   ==========        ===              =====         ==========         =====

In connection with stock options granted to employees to purchase common stock, AVP recorded $21,453 of stock-based compensation expense for the period ended June 30, 2006 and $-0- for the period ended June 30, 2005.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

5.    STOCK OPTIONS (CONTINUED)

                               Other Stock Options

The following table contains information on all of AVP's non-plan stock options for the period ended June 30, 2006 and the year ended December 31, 2005.

                                                                Weighted Average
                                             Number of Shares    Exercise Price
                                             ----------------   ----------------
Options outstanding at January 1, 2005            302,930             $0.30
Granted                                         2,491,056              1.99
Converted Othnet options                          728,557              2.39
Exercised                                              --                --
Cancelled                                         (55,118)             4.42
                                                ---------             -----
Options outstanding at December 31, 2005        3,467,425              1.89
Granted                                         2,769,712              1.00
Exercised                                         (20,195)             0.30
Cancelled                                              --                --
                                                ---------             -----
Options outstanding at June 30, 2006            6,216,942             $1.50
                                                =========             =====

The weighted average fair value of options granted was $0.65 in 2006 and $2.26 in 2005.

The following table summarizes information about AVP's non-qualified stock options at June 30, 2006:

Options outstanding and exercisable by price range as of June 30, 2006:

                                 Options Outstanding                        Options Exercisable
                  -------------------------------------------------   ------------------------------
                                Weighted Average
    Range of         Number     Contractual Life   Weighted Average      Number     Weighted Average
Exercise Prices   Outstanding       in Years        Exercise Price    Exercisable    Exercise Price
---------------   -----------   ----------------   ----------------   -----------   ----------------
  $.30 - 1.50      3,279,022           4.7               $0.95         3,279,022          $0.95
  1.60 - 3.40      2,937,920           3.3                2.11         2,937,920           2.11
                   ---------                                           ---------
  $.30 - 3.40      6,216,942           4.0               $1.50         6,216,942          $1.50
                   =========           ===               =====         =========          =====

In connection with warrants granted to non-employees to purchase Common Stock, AVP recorded warrant expense of $192,514 in administrative expenses, $15,792 in sales and marketing expenses, and $94,346 in contra-revenue for the period ended June 30, 2006 and $5,211,988 in administrative expenses for the period ended June 30, 2005. Such amounts represent, for each non-employee stock option, the valuation under SFAS 123 on the date of the grant. These grants were fully vested on the grant date.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

6.    COMMITMENTS AND CONTINGENCIES

                                 Operating Lease

The Company leases its corporate office facilities under a non-cancellable operating lease expiring in March 2010. The lease agreement contains a renewal option for an additional five-year term. In addition, the lease agreement provides for rental escalations at defined intervals during the lease term. Rent expense is recognized on the straight-line method over the term of the lease. The difference between rent expense recognized and rent payable under the rental escalation clauses is reflected in accrued expenses.

The future minimum rental payments under the non-cancellable operating lease commitment are as follows:

Years Ending December 31,
-------------------------
2006                        $  166,000
2007                           338,000
2008                           347,000
2009                           357,000
2010                            90,000
                            ----------
Total                       $1,298,000
                            ==========

Rent expense charged to operations was $81,312 and $69,257 for the three months ended June 30, 2006 and 2005, respectively.

Rent expense was $159,470 for the six months ended June 30, 2006 and $159,097 for the six months ended June 30, 2005.

                             Officer Indemnification

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                              Employment Agreements

AVP has entered into "at will" employment agreements with three officers. In addition to base salary, the employment agreements provide for annual performance bonuses and profit sharing bonuses. The performance bonuses range from 30% to 50% of the respective officer's base salary. The performance bonuses awarded, if any, will be based upon achieving certain milestones and targets as determined by the Board of Directors' Compensation Committee. The employment agreements also provide that AVP will set aside 10% of the net profits as defined by EBITDA or such other appropriate specification of the AVP for such fiscal year to establish a Profit Sharing Bonus Pool. The Chief Executive Officer will determine the allocation of the Profit Sharing Bonus Pool among officers eligible to participate in the Profit Sharing Bonus Pool. For 2005, Messrs. Armato, Binkow, and Reif voluntarily declined the annual bonus and the monthly car allowance they were entitled to per their employment agreements.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

                                Legal proceedings

A complaint was filed by Carl Schneider and Schneider Productions, LLC on October 24, 2005 in the United States District Court, Central District of California, in which the plaintiffs seek damages for copyright infringement in connection with the allegedly unauthorized use of a still photograph in a television commercial that was broadcast on NBC and FSN in 2005. Discovery is still being completed and therefore management is unable to determine or predict the outcome of this claim or the impact on the Company's financial condition or results of operations. Accordingly, the Company has not recorded a provision for this matter in their financial statements.

7.    CAPITAL TRANSACTIONS

In February 2006, AVP entered a production and distribution agreement with Fox Broadcasting Company ("FBC") in connection with two events. Under the agreement, FBC will have the exclusive right to telecast the finals of two 2006 AVP tournaments throughout the U.S., its territories, and possessions. In consideration for its services valued at $1,000,000, FBC received 666,667 shares of Common Stock, par value $0.001 per share, of AVP.

On March 24, 2006, AVP entered an agreement with Wall Street Communications Group, Inc. ("Sales Agent") pursuant to which Sales Agent performed sales services for the AVP in connection with a sponsorship/advertising agreement with Crocs, Inc. which currently serves as title sponsor for the AVP Tour. For his services, the Sales Agent received 250,000 shares of AVP common stock valued at $200,000 and a warrant to purchase up to 200,000 shares of AVP common stock. The exercise price of the warrant is $.80. On June 30, 2006, the warrants had a value of $117,039, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 4 years, estimated volatility of 95% and a risk free interest rate of 5.10%. For the six months ended June 30, 2006, we expensed $15,792. AVP agreed to file a registration statement for resale of the shares and the shares underlying the warrant by April 12, 2007. The registration statement became effective on June 30, 2006. The expiration date of the warrant is April 12, 2010 (fourth anniversary of the signing of the Crocs Sponsorship/Advertising Agreement).

On April 12, 2006, AVP entered a multi-year sponsorship/advertising agreement ("Agreement") with Crocs, Inc. ("Crocs") pursuant to which Crocs became the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. In the Agreement, AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP. The vesting period is as follows: (i) 200,000 shares on April 12, 2006 and (ii) 200,000 shares on each January 15th for the years 2007 through 2010; however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 if the Agreement is not extended beyond 2008 or in such earlier years if the Agreement is terminated by either party for breach prior to the final event of the 2008 AVP Tour season. The exercise price of the warrant is $.80. The warrants were recorded with a value of $252,842, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 6 years, estimated volatility of 95% and a risk free interest rate of 4.92%. The fair value of the warrants was recorded through the Consolidated Statement of Operations as contra-revenue. For the six months ended June 30, 2006, we recognized $94,346 related to these warrants. The registration rights are subject to Securities Act rules, and AVP agreed to file a registration statement for resale of the shares underlying the warrants by April 12, 2007. The registration statement became effective on June 30, 2006. The expiration date of the warrant is April 12, 2012 (sixth anniversary of the execution of the Agreement).

In April 2006, the Board of Directors of AVP, Inc. agreed to extend the warrants included in the Bridge Financing, which were scheduled to expire in June 2006, for an additional 18-month period through December 2007. The warrants were recorded with a value of $99,379, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 1.7 years, estimated volatility of 90% and a risk free interest rate of 3.52%. For the six months ended June 30, 2006, we expensed $99,379.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

7.    CAPITAL TRANSACTIONS (CONTINUED)

Pursuant to a Securities Purchase Agreement dated May 4, 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at an exercise price of $1.00 per share for a total price $2,500,003. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 282,353 shares of common stock on substantially the same terms as the warrants sold to investors. Warrants issued to the placement agent were capitalized as part of the offering costs.

Pursuant to a Securities Purchase Agreement dated June 9, 2006, AVP sold 3,529,410 shares of common stock and five-year warrants to purchase 705,882 shares of common stock at an exercise price of $1.00 per share, to an accredited investor, for a total price $2,999,998.50. Oppenheimer & Co., Inc. acted as the placement agent and in addition to its commission, received a warrant to purchase 338,824 shares of common stock on substantially the same terms as the warrants sold to the investor. Warrants issued to the placement agent were capitalized as part of the offering costs.

The Securities Purchase Agreements in May and June of 2006 ("May and June 2006 Financing") required AVP to file a re-sale registration statement within 10 business days from closing of the June 9, 2006 Securities Purchase Agreement and gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions. The registration statement became effective on June 30, 2006.

Under EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19"), the fair value of the warrants issued at the close of the May and June 2006 Financing have been reported as a liability due to the requirement to net-cash settle the transaction in the event that the shares underlying the warrant are not registered for sale. The warrant provides that the holder is entitled to liquidated damages, payable in cash, of 1% of the gross proceeds per month ($55,000) should the Company fail to achieve effectiveness of the registration statement. The warrants were recorded as a derivative financial instrument with a value of $875,513, and they were later reclassified as equity on the date the registration statement became effective. On the effective date, the warrants had a value of approximately $764,471, which was determined using the Black-Scholes valuation method. The assumptions utilized in computing the fair value of the warrants were as follows: expected life of 5 years, estimated volatility of 90% and a risk free interest rate of 5.10%. The change in fair value of the warrants was recorded through the Consolidated Statement of Operations as Other Income (Expense). For the six months ended June 30, 2006, we recorded a gain of $111,042 associated with the fair value adjustment of the warrants.

As a result of the shares of common stock sold in May and June 2006, the conversion rate of the outstanding Series B Convertible Preferred Stock increased from 24.3 to 27.87 in accordance with the anti-dilution provision from the February 2005 Financing. Each unit sold in the February 2005 Financing consisted of 4 shares of AVP's Series B Preferred Stock (each Preferred Stock was originally convertible into 24.3 shares of common stock), and a five-year warrant to purchase up to 24.3 shares of the AVP's common stock. In accordance with the February 2005 Financing anti-dilution provisions, the number of shares of common stock for which the warrants were exercisable was adjusted. The warrant agreement entitles Series B Preferred Stock holders to purchase 131,521 additional shares of common stock--for accounting purposes, the additional warrants were treated as a dividend. All outstanding shares of Series B Convertible Preferred Stock are now convertible into 27.87 shares of common stock.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

                                Legal proceedings

7.    CAPITAL TRANSACTIONS (CONTINUED)

In addition, as a result of the new shares sold in May and June 2006, AVP also issued to Maxim, broker-dealer and underwriter for the February 2005 Financing, a warrant to purchase 122,898 additional shares of common stock in accordance with its anti-dilution provision. The warrants were recorded with a value of $93,135, which was determined using the Black-Scholes valuation method. The fair value of the warrants was recorded through the Consolidated Statement of Operations as an administrative expense. For the six months ended June 30, 2006, we expensed $93,135.

For the six months ended June 30, 2006, 23,688 shares of Series "B" preferred stock were converted into 583,439 shares of AVP's common stock pursuant to notices of conversions from two individual investors.

During the six months ended June 30, 2006, AVP issued 13,614 shares of common stock pursuant to the cashless exercise of options for 20,195 shares of common stock. The exercise price of the options was $0.30 per share.

Warrants granted on the May and June 2006 Financing include an anti-dilution provision that could increase common stock shares outstanding. The company has analyzed the anti-dilutive provision on the warrant agreements under EITF 00-19 and has concluded the warrants are not a liability.

                                    AVP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

8.    RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the FASB issued, Statement of Financial Accounting Standard No. 155, "Accounting for Certain Hybrid Instruments," which is an amendment of FASB Statements No. 133 and 140. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host), if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this Statement is not expected to have any impact on AVP's financial position or results of operations.

In July 2006, FASB issued FASB Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes," which is effective for fiscal years beginning after December 15, 2006, and clarifies the accounting for uncertainty in tax positions. FIN 48 requires that we recognize the impact of a tax position in our financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The cumulative effect of the change in accounting principle is recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of the adoption of FIN 48 on our financial statements.

In June 2006, the EITF reached a consensus on Issue No. 06-03, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)" (EITF 06-03). EITF 06-03 applies to taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer, and states that the presentation of such taxes on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. Additionally, for such taxes reported on a gross basis, the amount of such taxes should be disclosed in interim and annual financial statements if the amounts are significant. The provisions of EITF 06-03 are effective for interim and annual reporting periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material impact on the financial position, results of operations or cash flows of AVP.

In March 2006, the FASB issued SFAS No.156, "Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No.140". SFAS 156 amends SFAS 140 to clarify the accounting for servicing assets and servicing liabilities. Among other provisions, the new accounting standard requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS 156 is effective for the fiscal periods beginning after September 15, 2006. The Company is currently evaluating the effect that the adoption of SFAS 156 will have on its consolidated results of operations and financial condition but expects it will not have a material impact.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS DOCUMENT OR ANY SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS DOCUMENT NOR ANY SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AVP, INC. SINCE THE DATE OF THIS DOCUMENT.

                                   PROSPECTUS

                                 597,368 SHARES

                                    AVP, INC.

                                  COMMON STOCK

                                October __, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporation Law and the Registrant's Bylaws provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant's directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in the Registrant's best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Registrant's directors is limited as provided in the Registrant's certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "SEC"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee              $100.00
Printing and Engraving Expenses   $ 2,500
Legal Fees and Expenses           $ 5,000
Accountants' Fees and Expenses    $12,000
Miscellaneous Costs               $   500
                                  -------
Total                             $20,100
                                  =======

All of these expenses, except for the SEC registration and filing fees, represent estimates only. The Registrant will pay all of the expenses of this offering.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On January 31, 2003, the Registrant agreed to settle $138,653 of accounts payable owed to a creditor for 20,000 shares of common stock and an unsecured $30,000 promissory note payable, bearing 10% interest, maturing on March 31, 2003. Because only one creditor was involved, the common stock was issued under the exemption from registration provided in Section 4(2) of the Securities Act.

In March 2003, the Registrant issued to five persons (which included Mr. Wattenberg) a total of 400,000 shares of common stock for services rendered. Because of the small number of investors involved, the common stock was issued under the exemption from registration provided in Section 4(2) of the Securities Act.

As of December 30, 2003, the Registrant obtained a $100,000 loan from an unrelated party and issued a $100,000 convertible promissory note, convertible into shares of common stock of the Registrant at a rate of $2.50 per share. In connection with the loan, the Registrant issued to the unrelated party 10,000 shares of common stock, and an option to purchase an additional 10,000 shares of common stock at an exercise price of $1.80 per share. In March 2004, such party exercised the option to convert the entire principal balance and interest into shares of common stock. In connection with the conversion, such party was issued 43,000 shares of common stock which represented (i) the number of shares on account of the conversion of the entire principal balance and interest together with (ii) additional shares as an inducement to such person to exercise such option to convert. Because only one investor was involved, the foregoing securities were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

In February 2004, Mr. Wattenberg and two other persons previously known to him were granted options to acquire up to an aggregate of 400,000 shares of common stock at an exercise price of $2.50 per share. Because of the small number of persons involved, the options were granted under the exemption from registration provided in Section 4(2) of the Securities Act.

During the months of June through August 2004, the Registrant raised $2,360,000 through the sale of units to certain private investors ($2,060,000 was raised as of July 31, 2004 and $300,000 was raised in August 2004). Each unit consisted of a $100,000 principal amount of a 10% convertible promissory note due one year from its issuance (the "Bridge Notes"), 20,000 shares of common stock (the "Bridge Stock") and 20,000 common stock purchase warrants (the "Bridge Warrants"). Accordingly, 472,000 shares of Bridge Stock and 472,000 Bridge Warrants were issued. The investors were previously known to the Registrant's CEO, Mr. Wattenberg; all investors completed questionnaires showing each to be an accredited investor; each investor represented as to an absence of intent to distribute the securities; and all securities bore Securities Act restrictive legends. Accordingly, the securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act.

On February 28, 2005, the Registrant consummated a private placement. Each unit sold in the offering consisted of 4 shares of the Registrant's Series B Preferred Stock, each share convertible into 27.87 shares of the Registrant's common stock, and a five-year warrant to purchase up to 27.87 shares of the Registrant's common stock at an exercise price of $1.7046 per share. As part of the offering, the Registrant sold an aggregate of 36,841 units for an aggregate purchase price of $5,000,061. Investors were solicited by Maxim Group LLC, an NASD member. In connection with the offering, Maxim, the placement agent in the offering, received a cash commission fee of $500,000 and warrants to purchase 480,993 shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $1.0395 per share. All investors completed questionnaires showing each to be an accredited investor; each investor represented as to an absence of intent to distribute the securities; and all securities bore Securities Act restrictive legends. Accordingly, the units were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

As a further inducement to the investors participating in the offering, the Registrant agreed to file with the SEC a registration statement covering the shares of common stock issuable upon conversion of the Series B Preferred Stock and the shares of common stock underlying the warrants purchased by each investor as part of the units. The cash proceeds of the above sales of securities of the Registrant will be used for general corporate purposes.

Pursuant to the Offering, the Series "B" investors were entitled to penalties if the shares were not registered within four months following the closing. Since the registration was declare effective until November 1, 2005, Series "B" investors were offered the opportunity to receive additional shares in lieu of receiving cash penalties. As of May 15, 2006, AVP issued 6,254 shares at a price of $1.40 per share.

During 2003 and 2005, options and warrants to purchase 4,905,478 shares were granted to executive officers and directors, which grants were exempt under
Section 4(2), given the limited number of grantees and their relationship with the issuer.

In 2004, the Association granted to employees stock options to purchase 242,318 shares of Association common stock at an exercise price $1.0317 per share; pursuant to the Merger, these stock options were converted into options to purchase 163,124 shares of AVP common stock at an exercise price of $1.60 per share. The original grant and conversion of the stock options were exempt from registration pursuant to Rule 701.

In 2004, the Association granted to players stock options to purchase 969,274 shares of Association Common Stock at a price of $1.0317 per share; pursuant to the Merger, these stock options were converted into options to purchase 652,494 shares of AVP common stock at an exercise price of $1.60 per share. Because of a typographical error, the total exercise price of the stock options exceeded the Rule 504 limit. The conversion of the stock options into options for AVP common stock constituted neither an offer nor a sale. The converted stock options cannot be exercised until a registration statement with respect to such exercise has become effective.

On February 21, 2006, AVP entered into a binding term sheet with National Sports Programming ("Fox"), a beneficial owner of more than 5% of the common stock of the Company, pursuant to which Fox will produce and distribute one AVP tournament final on May 20, 2006 and one AVP tournament final on June 17, 2006. As consideration for Fox's production and distribution services, AVP issued Fox 666,667 shares of common stock.

On April 12, 2006, AVP entered a multi-year sponsorship agreement ("Agreement") with Crocs, Inc. ("Crocs") pursuant to which Crocs shall become the title sponsor of the AVP Tour through the final event of the 2008 AVP Tour season. In the Agreement, AVP agreed to issue warrants to purchase up to 1,000,000 shares of common stock of AVP, Inc. The vesting period is: (i) 200,000 shares in April 12, 2006; and (ii) 200,000 shares on each January 15th of the remaining years of the five year term (three year sponsorship agreement and two optional years), however no shares shall be granted in 2008, 2009 or 2010 if Crocs reduces its sponsorship in 2008, or in either 2009 or 2010 if the Agreement is not extended or such earlier years if the Agreement is terminated for breach prior to the final event of the 2008 AVP Tour season. The exercise price of the warrant is $.80. The registration rights are subject to Securities Act rules, AVP agrees to file a registration statement for resale of the shares underlying the warrants by April 12, 2007. The expiration date of the warrant is April 12, 2012 (sixth anniversary of the execution of the Agreement).

In May 2006, AVP sold 2,941,180 shares of common stock and five-year warrants to purchase 588,236 shares of common stock at price of $1.00 per share, to accredited investors, for a total price $2,500,003, and on June 9, 2006, AVP sold 3,529,410 shares of common stock and five-year warrants to purchase 705,882 shares of common stock at price of $1.00 per share, to an accredited investor, for a total price of $2,999,998.50 (the "2006 Financing"). In addition to its cash commission, the placement agent received a warrant to purchase 621,177 shares of common stock on substantially the same terms as the warrants sold to investors. Pursuant to Securities Purchase Agreement AVP filed a re-sale registration statement on June 22, 2006, which was declared effective by the Securities and Exchange Commission on June 30, 2006. Additionally, the Securities Purchase Agreement gives the investors rights of first negotiation regarding future issuances of common stock, subject to exceptions.

                               ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2.

Exhibit                                                            Incorporated by
Number                     Name of Exhibit                           Reference to
-------   -----------------------------------------------------   -----------------
2.1       Merger Agreement, dated as of June 29, 2004 among       Exhibit 10.2(1)
          Othnet, Inc., Othnet Merger Sub, Inc. and Association
          of Volleyball Professionals, Inc.

2.2       First Amendatory Agreement, dated February 28, 2005,    Exhibit 2.2(2)
          to Agreement and Plan of Merger, dated June 29, 2004,
          between Othnet and AVP.

2.3       Agreement detailing Othnet's liabilities, dated         Exhibit 2.3(2)
          February 28, 2005 between Othnet and AVP.

2.4       Supplement to Merger Agreement, dated as of November    Exhibit 2.4(6)
          10, 2004 among Othnet, Inc., Othnet Merger Sub, Inc.
          and Association of Volleyball Professionals, Inc.

3.1       Amendment and restated certificate of incorporation     Exhibit 3.1A(7)
          dated December 16, 2005

3.2       Bylaws.                                                 Exhibit 3.2(3)

4.1       Registration Rights Agreement, dated January 5, 2005,   Exhibit 4.1(2)
          between Othnet and Units Investors.

4.2       Form of Units warrant.                                  Exhibit 4.2(2)

4.3       Form of warrant for Maxim Group LLC                     Exhibit 4.3(3)

5. 1      Opinion of Loeb & Loeb LLP                              *

10.1      Executive Employment Agreement between Leonard Armato   Exhibit 10.1(3)
          and Association of Volleyball Professionals, Inc.,
          dated as of January 3, 2005.

10.2      Executive Employment Agreement between Bruce Binkow     Exhibit 10.2(3)
          and Association of Volleyball Professionals, Inc.,
          dated as of January 3, 2005.

10.3      Executive Employment Agreement between Andrew Reif      Exhibit 10.3(3)
          and Association of Volleyball Professionals, Inc.,
          dated as of January 3, 2005.

10.4      Stock Option Agreement between Leonard Armato and       Exhibit 10.4(3)
          Association of Volleyball Professionals, Inc.,
          dated as of September 1, 2003.

10.5      Stock Option Agreement between Bruce Binkow and         Exhibit 10.5(3)
          Association of Volleyball Professionals, Inc.,
          dated as of September 1, 2003.

10.6      Stock Option Agreement  between Andrew Reif and         Exhibit 10.6(3)
          Association of Volleyball Professionals, Inc.,
          dated as of September 1, 2003.

10.7      Form of Management Warrant                              Exhibit 10.7(10)

10.8      Anschutz Entertainment Group, Inc. Promissory Note,     Exhibit 10.8(3)
          dated as of August 1, 2002 in the principal sum of
          $1,000,000 and Option Agreement, dated as of
          April 21, 2003 between AEG and AVP.

10.9      Non-negotiable Promissory Note, dated April 6, 2003     Exhibit 10.9(3)
          made by Association of Volleyball Professionals, Inc.
          to Management Plus Enterprises, Inc., dated
          January 3, 2005

10.10     Major League Volleyball, Inc. Secured Convertible       Exhibit 10.10(3)
          Promissory Note, dated as of July 28, 2003.

10.11     Consulting Agreement between Scott Painter and          Exhibit 10.11(3)
          Association of Volleyball Professionals, Inc., dated
          as of June 11, 2003 and amendment dated January
          3, 2005.

10.12     Consulting Agreement between Association of             Exhibit 10.12(3)
          Volleyball Professionals, Inc. and Montecito Capital
          Partners, Inc., dated as of February 28, 2005.

10.13     2005 Stock Option Plan                                  Exhibit 10.13(4)

10.14     Form of Player Agreement                                Exhibit 10.14(5)

10.15     Lockup Agreements for AVP executive officers and        Exhibit 10.15(5)
          Othnet stockholders

10.16     Fox Term Sheet, as amended as of December 21, 2004      Exhibit 10.16(6)

10.17     NBC Sports Ventures letter agreement dated February     Exhibit 10.17(6)
          22, 2005

10.18     OLN letter agreement dated February 10, 2005            Exhibit 10.18(6)

10.19     Anschutz Entertainment Group, Inc. Conversion           Exhibit 99.1 and
          Agreement and Termination and Release, each dated       Exhibit 99.2(8)
          January 6, 2006

10.20     National Sports Programming (Fox) Agreement dated       Exhibit 99.1(9)
          February 21, 2006

10.21     Crocs Agreement dated April 6, 2006 (Portions omitted   Exhibit 10.21(10)
          pursuant to request for confidential treatment)

21        Subsidiaries of AVP, Inc.                               *

23.1      Consent of Mayer Hoffman McCann P.C.                    *

24 Power of Attorney (included in the signature page of this registration statement).

*     Filed herewith.

(1) Othnet, Inc. Annual Report on Form 10-KSB for year ended April 30, 2004 (File No. 0-26454).

(2)   AVP, Inc. Current Report on Form 8-K dated March 2, 2005 (File No.
      005-79737).

(3) Exhibit to AVP, Inc.'s Annual Report on Form 10-KSB for year ended December 31, 2004 (File No. 005-79737).

(4)   Annex C to AVP Proxy Statement dated July 18, 2005 (File No. 005-79737).

(5) AVP, Inc. Registration Statement on Form SB-2, Pre Am. No. 1 (Reg. No. 333-0124084).

(6) AVP, Inc. Registration Statement on Form SB-2, Pre Am. No. 2 (Reg. No. 333-0124084).

(7) AVP, Inc. Registration Statement on Form SB-2, Post Am. No. 3 (Reg. No. 333-0124084).

(8)   AVP Form 8-K dated January 6, 2006.

(9)   AVP Form 8-K dated February 21, 2006.

(10) AVP, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2005 (File No. 0-26454).

                             ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

3. Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on this 27 day of October 2006.

                                          AVP, INC.


                                          By: /s/ Andrew Reif
                                              ----------------------------------
                                          Name: Andrew Reif
                                          Title: Chief Operating Officer

                                POWER OF ATTORNEY

The officers and directors of AVP, Inc., whose signatures appear below, hereby constitute and appoint Leonard Armato and Andrew Reif, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute, and cause to be filed on behalf of the undersigned any amendment of amendments, including post-effective amendments, to this registration statement of AVP, Inc. on Form SB-2. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

        Signature                               Title                                Date
        ---------                               -----                                ----


/s/ Leonard Armato         Chairman, Chief Executive Officer, and              October 27, 2006
------------------------   Director (Principal Executive Officer)
Leonard Armato


/s/ Andrew Reif            Chief Operating Officer, Chief Financial Officer,   October 27, 2006
------------------------   and Director (Principal Financial Officer)
Andrew Reif


/s/ Bruce Binkow           Chief Marketing Officer and Director                October 27, 2006
------------------------
Bruce Binkow


/s/ Thomas Torii           Controller (Principal Accounting Officer)           October 27, 2006
------------------------
Thomas Torii


/s/ William Chardavoyne    Director                                            October 27, 2006
------------------------
William Chardavoyne


/s/ Philip Guarascio       Director                                            October 27, 2006
------------------------
Philip Guarascio


/s/ Jack Kemp              Director                                            October 27, 2006
------------------------
Jack Kemp


/s/ Scott Painter          Director                                            OOctober 27, 2006
------------------------
Scott Painter


/s/ Brett Yormark          Director                                            October 27, 2006
------------------------
Brett Yormark


/s/ Roger L. Werner, Jr.   Director                                            October 27, 2006
------------------------
Roger L. Werner, Jr.